EXHIBIT 10.7
AGREEMENT OF PURCHASE AND SALE

by and among

LAST MANGO OWNER, LLC
a Delaware limited liability company

(“Purchaser”)

and

ASHFORD PIER HOUSE LP,
a Delaware limited partnership

and

ASHFORD TRS PIER HOUSE LLC,
a Delaware limited liability company
(collectively “Seller”)

Pier House Resort & Spa,
1 Duval Street
Key West, Florida

TABLE OF CONTENTS

Page
1.1.    Definitions    1
Article II. PURCHASE AND SALE; DEPOSIT; PAYMENT OF PURCHASE PRICE; STUDY PERIOD    8
2.1.    Purchase and Sale    8
2.2.    Payment of Purchase Price    8
2.3.    Deposit    9
2.4.    Study Period    9
Article III. SELLER’S REPRESENTATIONS AND WARRANTIES    12
3.1.    Organization and Power    12
3.2.    Authorization and Execution    12
3.3.    Non-contravention    13
3.4.    Compliance with Existing Laws    13
3.5.    Operating Agreements    13
3.6.    Condemnation Proceedings; Roadways    13
3.7.    Actions or Proceedings    13
3.8.    Occupancy Agreements    14
3.9.    Permits    14
3.10.    Capital Improvements    14
3.11.    ERISA    14
3.12.    Seller Is Not a “Foreign Person”    14
3.13.    Bankruptcy    14
3.14.    Employees    15
3.15.    Labor and Employment    15
3.16.    Financial Statements    15
3.17.    Right of First Refusal    15
3.18.    Taxes    15
3.19.    Terrorism    15
3.20.    Trademarks    16
3.21.    Submerged Lands Lease    16
3.22.    LIMITATION ON SELLER’S REPRESENTATIONS AND WARRANTIES    16
Article IV. PURCHASER’S REPRESENTATIONS AND WARRANTIES    19
4.1.    Organization and Power    20
4.2.    Authorization and Execution    20
4.3.    Non-contravention    20
4.4.    Litigation    20
4.5.    Patriot Act    20
4.6.    Terrorism    20
Article V. CONDITIONS PRECEDENT    21
5.1.    As to Purchaser’s Obligations    21
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5.2.    As to Seller’s Obligations    22
Article VI. COVENANTS OF SELLER AND PURCHASER    22
6.1.    Operating Agreements/Occupancy Agreements/Leased Property Agreements    22
6.2.    Warranties and Guaranties    23
6.3.    No Transfers    23
6.4.    Insurance    23
6.5.    Operation of Property Prior to Closing    23
6.6.    New Employees    24
6.7.    Termination of Hotel Employees; WARN Act    24
6.8.    Employee Claims    24
6.9.    Estoppels    25
6.10.    Tax Status Letters    25
Article VII. CLOSING    25
7.1.    Closing    25
7.2.    Seller’s Deliveries    26
7.3.    Purchaser’s Deliveries    27
7.4.    Mutual Deliveries    27
7.5.    Closing Costs    27
7.6.    Revenue and Expense Allocations    28
7.7.    Safe Deposit Boxes    31
7.8.    Inventory of Baggage    31
7.9.    Acquisition and Payment for Inventory    31
7.10.    Assumption of Liabilities    31
Article VIII. GENERAL PROVISIONS    32
8.1.    Fire or Other Casualty    32
8.2.    Condemnation    33
8.3.    Broker    34
8.4.    Bulk Sale    34
8.5.    Confidentiality    34
8.6.    Liquor Licenses    36
Article IX. DEFAULT; TERMINATION RIGHTS    37
9.1.    Default by Seller/Failure of Conditions Precedent    37
9.2.    Default by Purchaser/Failure of Conditions Precedent    39
9.3.    Costs and Attorneys’ Fees    39
9.4.    Limitation of Liability    39
9.5.    Indemnification of Purchaser    39
9.6.    Indemnification of Seller    39
Article X. MISCELLANEOUS PROVISIONS    40
10.1.    Completeness; Modification    40
10.2.    Assignments    40
10.3.    Successors and Assigns    40
10.4.    Days    40
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10.5.    Governing Law    40
10.6.    Counterparts    40
10.7.    Severability    41
10.8.    Costs    41
10.9.    Notices    41
10.10.    Escrow Agent    42
10.11.    Incorporation by Reference    43
10.12.    Survival    43
10.13.    Further Assurances    43
10.14.    No Partnership    44
10.15.    Time of Essence    44
10.16.    Signatory Exculpation    44
10.17.    Rules of Construction    44
10.18.    No Recording    44
10.19.    Facsimile or Electronic Signatures    44
10.20.    Seller    44
10.21.    Survival    45
10.22.    Energy-Efficiency    45
10.23.    Radon    45

EXHIBIT A        LAND
EXHIBIT B        FORM OF DEED
EXHIBIT C        SPECIAL WARRANTY BILL OF SALE
EXHIBIT D        ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT E        FORM OF ASSIGNMENT OF OCCUPANCY AGREEMENTS
EXHIBIT F        FORM OF FIRPTA CERTIFICATE
EXHIBIT G        FORM OF TRADEMARK ASSIGNMENT
EXHIBIT H        FORM OF ISLAND DOGS LEASE ESTOPPEL
EXHIBIT I        FORM OF HYDROTHUNDER LEASE ESTOPPEL
EXHIBIT J    FORM OF BUILDING PERMIT ALLOCATION SYSTEM EXEMPTION TRANSFER AGREEMENT
SCHEDULE 1        CLOSING COST ALLOCATIONS
SCHEDULE 3.4    VIOLATIONS OF LAW
SCHEDULE 3.7    ACTIONS OR PROCEEDINGS
SCHEDULE 3.9    EXPIRED AUTHORIZATIONS
SCHEDULE 3.20    TRADEMARKS
SCHEDULE 6.5(g)    OPEN PERMITS

iii

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of July 2, 2026 (the “Effective Date”), by and among LAST MANGO OWNER, LLC, a Delaware limited liability company (“Purchaser”), and ASHFORD PIER HOUSE LP, a Delaware limited partnership (“Fee Owner”) and ASHFORD TRS PIER HOUSE LLC, a Delaware limited liability company (“Operating Lessee” and, together with Fee Owner collectively, “Seller”).
R E C I T A T I O N S:
A.    Fee Owner is the owner of those certain parcels of real property more particularly described on Exhibit A attached hereto and made a part hereof, and the Improvements situated thereon operated by Seller as the Pier House Resort & Spa (the “Hotel”), situate, lying and being in Key West, Florida.
B.    Purchaser is desirous of purchasing such hotel property from Seller and Seller is desirous of selling such hotel property to Purchaser, for the purchase price and upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed:
Article I.
DEFINITIONS
1.1.Definitions. The following terms shall have the indicated meanings:
“Action” shall have the meaning ascribed to such term in Section 3.7 hereof.
“Additional Objections” shall have the meaning ascribed to such term in Section 2.4(d) hereof.
“Advance Bookings” shall mean reservations and agreements made or entered into by Seller or Manager in the ordinary course of business prior to Closing and assumed by Purchaser for hotel rooms or meeting rooms to be utilized after Closing, or for catering services or other hotel services to be provided after Closing at or by the Hotel.
“Affiliate” of a Person shall mean (i) any other Person that is directly or indirectly (through one or more intermediaries) controlled by, under common control with, or controlling such Person, or (ii) any other Person in which such Person has a direct or indirect equity interest constituting at least a majority interest of the total equity of such other Person. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Money Laundering and Anti-Terrorism Laws” shall have the meaning ascribed to such term in Section 3.19.
“Applicable Laws” shall mean any applicable building, zoning, subdivision, environmental, health, safety or other governmental laws, statutes, ordinances, resolutions, rules, codes, regulations, orders or determinations of any Governmental Authority affecting the Property or the ownership, operation, use, maintenance or condition thereof.
“Approval Standard” shall have the meaning ascribed to such term in Section 6.1 hereof.
“Assignment and Assumption Agreement” shall mean an assignment and assumption agreement in substantially the form attached hereto as Exhibit D whereby Seller assigns and Purchaser assumes all of its or their respective right, title and interest in and to the Operating Agreements and the Leased Property Agreements that have not been terminated prior to Closing in accordance herewith.
“Assignment of Occupancy Agreements” shall mean an assignment agreement in substantially the form attached hereto as Exhibit E whereby Seller assigns and Purchaser assumes all of its or their respective right, title and interest in and to the Occupancy Agreements.
“Assumed Liabilities” shall have the meaning ascribed to such term in Section 7.10 hereof.
“Authorizations” shall mean all licenses, permits and approvals required by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality or office, or otherwise appropriate with respect to the construction, ownership, operation, leasing, maintenance, or use of the Property or any part thereof. “Authorizations” shall expressly exclude any liquor license or permit for the sale or service of alcoholic beverages at the Property, which such liquor licenses are held by Operating Lessee.
“Bill of Sale” shall mean a bill of sale in substantially the form attached hereto as Exhibit C whereby Seller conveys its or their respective right, title and interest in and to the Personal Property (other than Leased Property) to Purchaser, together with any Warranties and Guaranties and Authorizations related thereto.
“Broker” shall mean The Plasencia Group.
“Claims” shall have the meaning ascribed to such term in Section 9.5.
“Closing” shall mean the consummation of the purchase and sale of the Property pursuant to this Agreement and shall be deemed to occur on the Closing Date.
“Closing Date” shall mean the date on which the Closing shall occur, which shall be August 12, 2026.
“Closing Documents” shall mean the documents defined as such in Section 7.1 hereof.
“Closing Obligations” shall have the meaning ascribed thereto in Section 9.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Cut-Off Time” shall have the meaning ascribed to such term in Section 7.6.
“Data Site” shall mean the data site regarding the Property located at https://rillercapital.app.box.com/s/0t6rxzz8dm8zp7koms1ci32ev6bqm7yi.
“Deed” shall mean a special warranty deed in substantially the form attached hereto as Exhibit B conveying title to the Real Property from Fee Owner to Purchaser.
“Deposit” shall mean all amounts deposited from time to time with Escrow Agent by Purchaser pursuant to and as defined in Section 2.3 hereof, plus all interest or other earnings that may accrue thereon.
“Effective Date” (or other similar phrases such as “date of this Agreement” or “date hereof”) shall have the meaning ascribed to such term in the preamble hereof.
“Environmental Laws” shall have the meaning ascribed to such term in Section 3.21.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (ERISA).
“Escrow Agent” shall mean Kensington Vanguard National Title, 5949 Sherry Lane, Suite 111, Dallas, Texas 75225, Attn:  Trey Lentz; Email: TLentz@kvnational.com; Phone: (214) 273-2514, as agent for First American Title Insurance Company.
“Executive Order” shall have the meaning ascribed to such term in Section 3.19.
“Fee Owner” shall have the meaning ascribed to such term in the Preamble.
“FIRPTA Certificate” shall mean the affidavit of Seller under Section 1445 of the Internal Revenue Code, as amended, in substantially the form attached hereto as Exhibit F.
“Governmental Authority” shall mean any federal, state, county, municipal or other government or any governmental or quasi-governmental agency, department, commission, board, bureau, office or instrumentality, foreign or domestic, or any of them.
“Hazardous Substances” or “Toxic Substances” shall have the meaning ascribed to such terms in Section 3.21.
“Hotel” shall have the meaning ascribed to such term in the Recitations.
“Hotel Employees” shall mean all employees of Seller, Manager or any Affiliate thereof employed at the Property or to operate the Hotel.
“Hotel IP” shall have the meaning ascribed to such term in Section 3.20 hereof.
“HydroThunder Lease” means that certain Lease Agreement dated as of September 1, 2024, by and between Operating Lessee, as landlord, and Key West Toyz, LLC d/b/a

HydroThunder, as tenant, as amended by that certain First Amendment to Lease Agreement effective as of September 1, 2025.
“Improvements” shall mean the Hotel and all other buildings, improvements, fixtures, all mechanical, heating, air conditioning, plumbing, electrical and ventilating systems, parking facilities and appurtenances and other items of real estate located on or affixed to the Land.
“Initial Deposit” shall have the meaning ascribed to such term in Section 2.3 hereof.
“Inspection Agreement” shall mean that certain Inspection Agreement dated June 11, 2026, executed by and between Purchaser and Fee Owner.
“Insurance Policies” shall mean all policies of insurance maintained by or on behalf of Seller pertaining to the Property, its operation, or any part thereof.
“Intangible Personal Property” shall mean, to the extent assignable, all intangible personal property owned or possessed by Seller and used in connection with the ownership or operation of the Property, including, without limitation, (1) Seller’s right, title and interest in and to Authorizations, (2) Seller’s right, title and interest in and to utility and development rights and privileges (including the ROGOs), general intangibles, business records and specifications pertaining to the Real Property and the Personal Property, (3) Seller’s right, title and interest in and to any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, (4) Advance Bookings, (5) subject to a corresponding credit to Seller, all cash on hand or on deposit in any house bank at the Hotel, and (6) the Trademarks.
“Inventory” shall mean all inventories of food and beverage (to the extent permitted by Applicable Laws, alcoholic and non-alcoholic) in opened or unopened cases whether in use or held in reserve storage for future use or ordered for future use, all china, glassware, silverware, kitchen and bar small goods, guest supplies, operating supplies, printing, stationary and uniforms, whether in use or held in reserve storage for future use or ordered for future use in connection with the operation of a hotel and all in-use or reserve stock of linens, towels, paper goods, soaps, cleaning supplies and the like with respect to the Hotel.
“Island Dogs Lease” shall mean that certain Lease Agreement dated as of December 18, 2003, by and between Pier House Joint Venture, a Florida general partnership, as landlord, and Island Dogs, Inc., a Florida corporation, as tenant, as thereafter amended, assigned, and assumed, and as currently by and between Operating Lessee, as Landlord, and Front Street Hospitality, LLC, as tenant.
“Land” shall mean those certain parcels of real estate lying and being in Monroe County, Florida, and more particularly described on Exhibit A hereof, together with all rights, titles, benefits, easements, privileges, remainders, tenements, hereditaments, interests, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of Seller therein, in and to adjacent strips and gores, if any, between the Land and abutting properties, and in and to adjacent streets, highways, roads, alleys or rights-of-way, and the beds thereof (except to the extent, if any, that such strips or gores or such streets, highways, roads, alleys or rights-of-way abut or provide access to or benefit other properties owned by Seller), either at law or in equity, in possession or expectancy, now or hereafter acquired.
“Land Code” means the City of Key West Code of Ordinances, Land Development Regulations.
“Leased Property” shall mean all items of Tangible Personal Property that are subject to any capital lease, operating lease, financing lease, or any similar agreement.
“Leased Property Agreements” shall mean the lease agreements pertaining to the Leased Property.
“Limitation Date” shall have the meaning ascribed to such term in Section 10.12.
“Management Agreement” shall mean the management agreement between Operating Lessee and Manager for the Management or operation of the Hotel.
“Manager” shall mean Remington Lodging & Hospitality LLC.
“Must Cure Encumbrance Release” shall have the meaning ascribed to such term in Section 2.4(c) hereof.
“Must Cure Title Encumbrances” shall mean any title or survey matters affecting the Hotel which are comprised of (i) liens for taxes that would be delinquent if unpaid on or before Closing, (ii) mortgages, deeds of trust, or security agreements (including the documents referred to as Items 6 and 7 in Schedule B, Part I of the Title Commitment), (iii) other similar liens or charges in a fixed sum (or capable of computation as a fixed sum) securing indebtedness or obligations which were created or expressly assumed by Seller, (iv) liens against the Property in the nature of those arising from judgments or pending litigation, (v) liens against the Property in the nature of or construction, mechanics, materialman’s or other liens or charges, (vi) encumbrances created by or through Seller after the Effective Date in violation of this Agreement, and (vii) the Operating Lease.
“Non-Breach Inaccuracy” shall mean a breach or inaccuracy of a representation or warranty contained in Article III of this Agreement of which Seller gives Purchaser written notice prior to Closing or Purchaser otherwise obtains actual knowledge prior to Closing which does not constitute a breach or inaccuracy of any such representation or warranty made as of the Effective Date but would constitute a breach or inaccuracy of such representation or warranty if made as of the Closing Date (such as, for example, because Seller did not have knowledge, as such term is defined in Article III, of such matters as of the Effective Date).
“Occupancy Agreements” shall mean all leases, licenses, concession or occupancy agreements in effect with respect to the Real Property and/or Hotel under which any tenants or licensees (other than Hotel guests and Operating Lessee) or concessionaires occupy space upon the Real Property.

“Operating Agreements” shall mean all service, supply, maintenance, construction, capital improvement and other similar contracts in effect with respect to the Property (other than the Occupancy Agreements, Leased Property Agreements, Management Agreement, or any master service contracts of Manager that apply to properties managed by Manager in addition to the Property) related to construction, operation, or maintenance of the Property.
“Operating Lease” shall mean that certain Lease Agreement between Fee Owner and Operating Lessee with respect to the Property, as the same may have been amended from time to time.
“Operating Lessee” shall have the meaning ascribed to such term in the Preamble.
“Owner’s Title Policy” shall mean an owner’s policy of title insurance issued to Purchaser by the Title Company, pursuant to which First American Title Insurance Company insures Purchaser’s ownership of fee simple to the Real Property, subject only to Permitted Title Exceptions. The Owner’s Title Policy shall insure Purchaser in the amount of the Purchase Price and shall be in the ALTA 2021 form customarily used by First American Title Insurance Company for like transactions in the state where the Land is located, providing for extended coverage.
“Permitted Title Exceptions” shall mean those exceptions to title insurance coverage over the Real Property that are satisfactory or deemed satisfactory to Purchaser as determined pursuant to Section 2.4 hereof.
“Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.
“Personal Property” shall mean collectively the Tangible Personal Property and the Intangible Personal Property.
“Property” shall mean collectively the Real Property and Personal Property.
“Property Agreements” shall have the meaning ascribed to such term in Section 3.21.
“Purchase Price” shall mean One Hundred Ninety Million and No/100 Dollars ($190,000,000.00) payable in the manner described in Section 2.2 hereof.
“Pure Contract” shall mean that certain Hotel Participation Agreement between Operating Lessee (d/b/a The Pier House Resort & Caribbean Spa) and Pre OPCO, LLC (d/b/a Pure Solutions/Pure), dated May 28, 2024.
“Purchaser Parties” shall have the meaning ascribed to such term in Section 2.4(a) hereof.
“Purchaser’s Objections” shall mean the objections defined as such in Section 2.4(c) hereof.
“Real Property” shall mean the Land and the Improvements with respect to the Hotel.

“RED Dockage Lease” means that certain Commercial Dockage Lease executed on March 26, 2024, but effective as of May 1, 2023, by and between Operating Lessee, as company, and RED Hospitality & Leisure Key West LLC, as vessel owner, pertaining to dockage space at the Hotel. / “RED Slip Lease” means that certain Slip Lease Agreement executed on March 26, 2024, but effective as of May 1, 2023, by and between Operating Lessee, as company, and RED Hospitality & Leisure Key West LLC, as vessel owner, pertaining to the boat slip and/or pilings located on the northwest side of the Hotel.
“Reimbursement Cap” shall have the meaning ascribed to such term in Section 9.1.
“Representatives” shall have the meaning ascribed to such term in Section 8.5.
“Required Estoppel” shall mean an estoppel certificate from the Tenant of the Island Dogs Lease in substantially the same form as that attached hereto as Exhibit H.
“ROGOs” means the total one hundred forty-two (142) transient units vested with the Land exempt from the City of Key West’s BPAS system (as set forth in the Land Code) along with associated one hundred forty-two (142) transient business tax licenses.
“Rooms Ledger” shall mean the final night’s room revenue for the Hotel (revenue from rooms occupied as of 6:00 a.m. on the Closing Date, exclusive of food, beverage, telephone and similar charges charged or incurred as of such time), including any sales taxes, room taxes or other taxes thereon, which shall be shared equally by Purchaser and Seller.
“Seller Knowledge Party” shall have the meaning ascribed to such term in Article III hereof.
“Seller’s Response” shall have the meaning ascribed thereto in Section 2.4(c).
“Seller’s Response Period” shall have the meaning ascribed thereto in Section 2.4(c).
“Study Period” shall mean the period commencing on the date of the Inspection Agreement and continuing through 5:00 p.m. on July 13, 2026. Except as expressly noted herein to the contrary, time periods herein referred to shall mean the time periods as in effect, from time to time, at Dallas, Texas.
“Submerged Land Lease” shall mean that certain Sovereignty Submerged Lands Lease Renewal BOT No. 44041985, dated effective as of May 30, 2023, by and between the Board of Trustees of the Internal Improvement Trust Fund of the State of Florida, as lessor, and Ashford Pier House, LP, as lessee, recorded in the Official Records Book 3286 at Page 1889 of the Public Records of Monroe County, Florida, together with any renewals thereof.
“Submission Matters” shall have the definition ascribed to such term in Section 2.4(b) hereof.
“Survey” shall mean the survey defined as such in Section 2.4(c) hereof.

“Tangible Personal Property” shall mean the items of tangible personal property including, but not limited to, all vehicles, furniture, fixtures, equipment, machinery, telephone systems, computer hardware and software (to the extent assignable), security systems, the books and records pertaining to the Hotel, Inventory and other tangible personal property of every kind and nature (which does not include cash-on-hand and petty cash funds) located at the Hotel and owned or leased by Seller in connection with the operation of the Hotel or ordered for future use at the Hotel, including, without limitation, Seller’s interest as lessee with respect to any such leased Tangible Personal Property.
“Tax Status Letter” shall have the meaning ascribed to such term in Section 5.1(e).
“Taxes” shall mean federal, state or local income, personal property, sales, use, room, lodgers, occupancy, ad valorem or other taxes, assessments, levies, charges or fees (other than property taxes) imposed by any Governmental Authority with respect to the Property or the Hotel.
“Title Commitment” shall mean the title commitment and exception documents defined as such in Section 2.4(c) hereof.
“Title Company” shall mean Kensington Vanguard National Title, 5949 Sherry Lane, Suite 111, Dallas, Texas 75225, Attn:  Trey Lentz; Email: TLentz@kvnational.com; Phone: (214) 273-2514, as agent for First American Title Insurance Company.
“Title Update” shall have the meaning ascribed to such term in Section 2.4(d) hereof.
“Trademarks” shall mean all service marks, trade names, trademarks, brands, symbols, logos, trade dress and all other intellectual property rights, marks, designations or characteristics associated with or otherwise proprietary to the Hotel (together with all goodwill associated with any of the foregoing), including, without limitation, the name “Pier House”.
“Trademark Assignment” shall mean a trademark assignment in substantially the form attached hereto as Exhibit G whereby Seller conveys its or their respective right, title and interest in and to all registered Trademarks.
“Transfer Premium” shall have the meaning ascribed to such term in Section 9.1.
“Unpaid Taxes” shall have the meaning set forth in Section 5.1(e) hereof.
“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act.
“Warranties and Guaranties” shall mean any subsisting and assignable warranties and guaranties relating to the Improvements or the Tangible Personal Property or any part thereof.

Article II.
PURCHASE AND SALE; DEPOSIT; PAYMENT OF PURCHASE PRICE;
STUDY PERIOD
2.1.Purchase and Sale. Seller agrees to sell and Purchaser agrees to purchase the Property for the Purchase Price and in accordance with and subject to the other terms and conditions set forth herein. At least ten (10) business days prior to Closing, Purchaser will notify Seller in writing of the proposed allocation of the Purchase Price among the Real Property, the Tangible Personal Property and the Intangible Personal Property. Seller and Purchaser agree to use good faith efforts to agree upon such allocation prior to the Closing. If Purchaser and Seller cannot agree upon such allocation of the Purchase Price, the parties agree to file all transfer tax declarations based on the Purchaser’s determination of the allocations of the Purchase Price, but Seller shall not be required to file income tax returns on Purchaser’s determination of the tax allocation.
2.2.Payment of Purchase Price. The Purchase Price shall be paid to Seller in the following manner:
(a)Purchaser shall receive a credit against the Purchase Price in an amount equal to the amount of the Deposit.
(b)Purchaser shall pay the balance of the Purchase Price, as adjusted in the manner specified in Article VII and as set forth below, to Seller (or other party designated by Seller) at Closing by making a wire transfer of immediately available federal funds to the account of Seller (or other party designated by Seller). Such wire transfer shall be sent by Purchaser to the Escrow Agent for the account of Seller no later than 1:00 PM, Key West, Florida time on the Closing Date.
2.3.Deposit. No later than five (5) business days after the Effective Date, Purchaser shall deliver to Escrow Agent a wire transfer or cashier’s or certified check in the sum of Six Million and No/100 Dollars ($6,000,000.00) (the “Initial Deposit”). If Purchaser fails to timely deposit the Initial Deposit with Escrow Agent, Seller shall be entitled, as Seller’s sole and exclusive remedy, to terminate this Agreement by written notice to Purchaser at any time before the Initial Deposit is delivered to Escrow Agent, in which event neither party shall have any obligations hereunder, except those which expressly survive a termination of this Agreement. The Deposit shall be invested by Escrow Agent in a commercial bank or banks acceptable to Seller and Purchaser at money market rates, or in such other investments as shall be approved in writing by Seller and Purchaser. The Deposit shall be held and disbursed by Escrow Agent in strict accordance with the terms and provisions of this Agreement. All accrued interest or other earnings on the Deposit shall become part of the Deposit. The Initial Deposit shall be returned to Purchaser if Purchaser, prior to the end of the Study Period, notifies Seller in writing, pursuant to Section 2.4 hereof, that Purchaser is electing to terminate this Agreement. The Deposit shall be either (a) applied at the Closing against the Purchase Price, (b) returned to Purchaser pursuant hereto, or (c) paid to Seller pursuant hereto. Upon receipt of the Initial Deposit, Escrow Agent shall release a portion of the Initial Deposit to Seller in an amount equal to Fifty Dollars ($50.00) representing the independent consideration for Seller’s execution of this Agreement and agreement to provide Purchaser with the Study Period (which shall not be a part of the Deposit).
2.4.Study Period.
(a)Purchaser and its agents, contractors, auditors, engineers, attorneys, employees, consultants, other representatives and potential lessees, partners, and lenders (collectively, “Purchaser Parties”) shall have the right, until 5:00 p.m., Dallas, Texas time on the last day of the Study Period, and thereafter if Purchaser does not notify Seller in writing prior to the expiration of the Study Period that Purchaser has elected to terminate this Agreement, to perform such examinations, tests, investigations and studies of the Property as Purchaser reasonably deems advisable, subject to the terms of the Inspection Agreement, the terms of which are hereby incorporated by reference and which shall remain in full force and effect notwithstanding the second sentence of Section 2(b) of the Inspection Agreement. If, in Purchaser’s sole, absolute and unreviewable discretion, Purchaser elects to proceed with the purchase of the Property for the purposes contemplated by Purchaser, then Purchaser shall proceed with this transaction in accordance with and subject to the terms of this Agreement; provided, however, if, prior to the expiration of the Study Period, Purchaser provides written notice to Seller and Escrow Agent that it has determined in its sole, absolute and unreviewable discretion, to terminate this Agreement, this Agreement automatically shall terminate, the Deposit shall be promptly returned to Purchaser and Purchaser and Seller shall be released from all further liability or obligation hereunder except those which expressly survive a termination of this Agreement. If Purchaser does not provide such written notice of termination prior to the expiration of the Study Period, the Deposit shall be non-refundable to Purchaser except as otherwise expressly provided herein. Purchaser Parties shall have no discussions, correspondence, or other contact with any Hotel Employees unless coordinated in advance with Seller.
(b)Purchaser acknowledges its receipt of the due diligence materials set forth on the Data Site as of the Effective Date. Seller shall, promptly upon request by Purchaser, make available to Purchaser on the Data Site, such additional due diligence materials which are in Seller’s possession or control relating to the Property and the operation thereof which are reasonably requested by Purchaser from time to time. All documents and materials provided by Seller to Purchaser pursuant to this Agreement (including, without limitation, any and all documents and materials set forth on the Data Site), together with any copies or reproductions of such documents or materials, or any summaries, abstracts, compilations or other analyses made by or for Purchaser based on the information in such documents or materials, are referred to collectively herein as the “Submission Matters”. Except as expressly set forth in Article III, Purchaser acknowledges and agrees that the Submission Matters are provided without warranty or representation whatsoever. In the event Seller does not provide the Submission Matters or items specified in Section 2.4(c) prior to the expiration of the Study Period, Purchaser’s sole remedy shall be to terminate this Agreement on or before the expiration of the Study Period. In the event Purchaser does not so terminate this Agreement prior to the expiration of the Study Period, Purchaser shall be deemed to have waived such failure.
(c)Within two (2) days following the Effective Date (if same has not already been ordered), Seller shall (i) order from the Title Company for delivery to Purchaser and Seller, a title insurance commitment issued by the Title Company covering the Real Property, binding the Title Company to issue the Owner’s Title Policy together with legible copies (to the extent such legible copies are available) of all documents identified in such title insurance commitment as exceptions to title (collectively, the “Title Commitment”), with respect to the state of title to the Property, and (ii) deliver a copy of Seller’s most recent survey of the Property in its possession (the “Survey”). No later than July 9, 2026, Purchaser shall notify Seller of any matters shown on such Survey or identified in the Title Commitment that Purchaser is unwilling to accept (collectively, “Purchaser’s Objections”). If any of Purchaser’s Objections consist of Must Cure Title Encumbrances, then, to that extent, notwithstanding anything herein to the contrary, Seller shall be obligated to either (i) pay and discharge, (ii) bond against in a manner legally sufficient to cause to be released, or (iii) indemnify or escrow money with or otherwise cause the Title Company to insure over, such Must Cure Title Encumbrances

(individually and collectively, a “Must Cure Encumbrance Release”). For such purposes, Seller may use all or a portion of the Purchase Price to effectuate a Must Cure Encumbrance Release with respect to any such Must Cure Title Encumbrances at the Closing. Other than as specifically required in this Agreement, Seller shall not be obligated to incur any expenses or incur any liability to cure any Purchaser’s Objections. Seller may notify Purchaser within two (2) business days after receipt of notice of Purchaser’s Objections (“Seller’s Response Period”) whether Seller, in its sole discretion, agrees to attempt to cure any of such Purchaser’s Objections (“Seller’s Response”). If Seller agrees in Seller’s Response to attempt to cure any of such Purchaser’s Objections, Seller shall use good faith efforts (without the obligation to expend any money or incur any liability except with regards to the release of Must Cure Encumbrances which Seller shall cause to be released) to cure such Purchaser’s Objections which Seller has agreed to attempt to cure on or before the Closing Date to the reasonable satisfaction of Purchaser. If Seller is unable to cure such Purchaser’s Objections by the Closing Date, Purchaser shall, on the Closing Date, elect (1) to waive such Purchaser’s Objections without any abatement in the Purchase Price, or (2) to terminate this Agreement in which case the Deposit shall be promptly returned to Purchaser and the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement. If Seller does not provide Seller’s Response to Purchaser within Seller’s Response Period, Seller shall be deemed to have elected not to attempt to cure Purchaser’s Objections. If Seller elects in Seller’s Response not to attempt to cure all or any number of Purchaser’s Objections or if Seller is deemed to have elected not to attempt to cure Purchaser’s Objections pursuant to the preceding sentence, prior to the expiration of the Study Period, Purchaser shall elect (1) to waive any Purchaser’s Objections which Seller has elected or is deemed to have elected not to attempt to cure without any abatement in the Purchase Price, or (2) to terminate this Agreement in which case the Deposit shall be promptly returned to Purchaser and the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement. In the event Purchaser does not provide to Seller notice of Purchaser’s election under the preceding sentence within such five (5) day period, Purchaser shall be deemed to have elected clause (1) of the preceding sentence. Except as otherwise provided herein, Seller shall not, after the date of this Agreement, voluntarily subject the Real Property to any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed provided that it shall not be considered unreasonable for Purchaser to withhold consent to any lien, encumbrance, covenant, condition, restriction, easement, title matter or zoning change which may have an adverse effect on the Property or the business conducted thereon, unless such matters or changes will not be binding on Purchaser and/or the Property after the Closing. All title matters revealed by the Title Commitment and Survey (or any update obtained by Purchaser) which are not objected to by Purchaser as provided above (other than Must Cure Title Encumbrances which will be covered by a Must Cure Encumbrance Release at Closing), or which are waived or deemed waived by Purchaser as provided above, shall all be deemed Permitted Title Exceptions.
(d)Purchaser shall have the right to obtain an updated Title Commitment prior to Closing (each, a “Title Update”). Purchaser shall have three (3) business days after receipt of any Title Update to notify Seller in writing of any additional objections Purchaser may have to any exception contained in such Title Update for agreements filed of record or any liens created or becoming effective after the effective date of the initial Title Commitment that are not (i) created by, through or under Purchaser or (ii) relate to any matter previously disclosed by the Survey or initial Title Commitment (“Additional Objections”). If Purchaser notifies Seller in writing of any Additional Objections, Seller shall have the right, but not the obligation (other than with respect to Must Cure Title

Encumbrances which shall be subject to a Must Cure Encumbrance Release at Closing), to cure such Additional Objections. Within three (3) business days after receipt of Purchaser’s notice of Additional Objections, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure any or all of such Additional Objections. If Seller elects to attempt to cure, Seller shall have the right to attempt to remove, satisfy or cure the same, and for this purpose, Seller shall, at Seller’s election, be entitled to a one-time right to extend the Closing Date for up to thirty (30) days upon written notice to Purchaser in order for Seller to attempt to cure such Additional Objections. If Seller elects not to cure any Additional Objections or if Seller is unable to effect a cure of those Purchaser’s Objections which it elected to cure prior to the Closing Date (or any later date to which the Closing has been adjourned), and so notifies Purchaser in writing, or if Seller fails to respond to Purchaser’s notice within said three (3) business day period, Purchaser may (as its sole and exclusive remedy) terminate this Agreement by delivering written notice thereof to Seller on or before the Closing Date (as such date may have been extended by Seller as set forth above), in which event the Deposit shall be returned to Purchaser and neither party shall have any further obligations hereunder, except those which expressly survive a termination of this Agreement. If applicable, Closing shall be extended to provide Seller and Purchaser with the full response periods provided in this Section 2.4(d).
(e)No later than five (5) business days after the Closing, Purchaser shall apply for a transfer of the Submerged Land Lease (the “Submerged Land Lease Transfer”) by delivering a copy of the recorded Deed together with all necessary forms to the lessor in connection with same. Purchaser shall hold harmless, indemnify and defend Seller and Manager and their Affiliates from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Seller or Manager or any Affiliate thereof after the Closing relating to the Submerged Land Lease or Purchaser’s failure to cause the Submerged Land Lease Transfer to be completed. The provisions of this Section 2.4(e) shall survive the Closing.
Article III.
SELLER’S REPRESENTATIONS AND WARRANTIES
To induce Purchaser to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefor, Seller, except as expressly disclosed by information included on the Data Site two (2) business days before the expiration of the Study Period, or for which Purchaser otherwise has or obtained knowledge on or before the expiration of the Study Period, hereby makes the following representations and warranties as of the Effective Date and as of the Closing Date:

3.1.Organization and Power. Seller is duly organized, validly existing and in good standing under the laws of Delaware, is qualified to do business in the state where the Land is located, and has all requisite power and authority to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of Seller hereunder.
3.2.Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of Seller, has been duly executed and delivered by Seller, constitutes the valid and binding agreement of Seller and is enforceable in accordance with its terms. The person executing this Agreement on behalf of Seller has the authority to do so.

3.3.Non-contravention. Subject to any consent to the assignment of any particular Operating Agreement, Occupancy Agreement or Leased Property Agreement required by the terms thereof or by applicable law and to the payment in full at the Closing of any Must Cure Title Encumbrances, the execution and delivery of, and the performance by Seller of its obligations under, this Agreement does not and will not contravene, or constitute a default under, any provision of applicable law or regulation, Seller’s organizational documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller or to which the Property is subject, or result in the creation of any lien or other encumbrance on any asset of Seller.
3.4.Compliance with Existing Laws. Except as set forth on Schedule 3.4, Seller has not received from any Governmental Authority written notice of any violation of any provision of Applicable Laws, including, but not limited to, those of environmental agencies, with respect to the ownership, operation, use, maintenance or condition of the Property which violation has not been remedied. To Seller’s knowledge, no administrative proceeding, investigation or inquiry is pending or threatened with respect to any violation of Applicable Laws with respect to the Property or the operation of the Hotel.
3.5.Operating Agreements. To Seller’s knowledge, there are no management, service, supply, or maintenance contracts in effect with respect to the Property other than the Management Agreement, Operating Agreements or Leased Property Agreements made available to Purchaser in the Data Site, or those disclosed in the Title Commitment. To Seller’s knowledge, all parties to Operating Agreements or Leased Property Agreements have performed all of their obligations thereunder in all material respects, and are not in default thereunder in any material respect. To Seller’s knowledge, Seller has posted to the Data Site true, correct and complete copies of the Management Agreement, Operating Agreements and Leased Property Agreements, and all amendments and modifications thereto. To Seller’s knowledge, the Management Agreement, Operating Agreements and Leased Property Agreements are each in full force and effect. Seller has neither given nor received any written notice of a default under any of the Management Agreement, Operating Agreements or Leased Property Agreements which default remains uncured and, to Seller’s knowledge, there is no existing condition that, with notice or passage of time or both, would constitute a material default by any party under any of the Management Agreement, Operating Agreements or Leased Property Agreements. To Seller’s knowledge, all fees and charges due and payable by Seller under the Management Agreement, Operating Agreements and Leased Property Agreements prior to the Effective Date have been paid pursuant to the terms thereof.
3.6.Condemnation Proceedings; Roadways. To Seller’s knowledge, there is no pending condemnation action or special assessment against the Property and Seller has received no written notice of any condemnation or eminent domain proceeding pending against the Property or any part thereof.
3.7.Actions or Proceedings. Seller has received no written notice of any action, suit or proceeding in any court, before any arbitrator, or before or by any Governmental Authority which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Seller is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) would materially and adversely affect the business, results of operations or operation of the Property as presently conducted, or (c) would create a lien on the Property, any part thereof or any interest therein which would not be discharged at Closing (each, an “Action”), except as set forth on Schedule 3.7 hereto.
3.8.Occupancy Agreements.

(a)There are no leases, concessions or occupancy agreements in effect with respect to the Real Property, except those Occupancy Agreements provided to Purchaser in the Data Site.
(b)To Seller’s knowledge, Seller has posted to the Data Site true, correct and complete copies of the Occupancy Agreements and all amendments and modifications thereto. To Seller’s knowledge, the Occupancy Agreements are in full force and effect. Seller has neither given nor received any written notice of a default under any Occupancy Agreements which default remains uncured and, to Seller’s knowledge, there is no existing condition that, with notice or passage of time or both, would constitute a material default by any party under the Occupancy Agreements. To Seller’s knowledge, all fees and charges due and payable by Seller under Occupancy Agreements prior to the Effective Date have been paid pursuant to the terms thereof.
3.9.Permits. Seller has not received any written notice from any Governmental Authority (i) of any violation, suspension, revocation or non-renewal of any Authorizations, nor (ii) that it does not have all Authorizations required to be issued by any Governmental Authority and used in or necessary to the operation of the Hotel. To Seller’s knowledge, except for those expired Authorizations set forth on Schedule 3.9 hereto, all Authorizations are in full force and effect.
3.10.Capital Improvements. To Seller’s knowledge, other than repairs and maintenance in the ordinary course of business, no renovations, construction or capital improvements are being conducted with respect to the Hotel.
3.11.ERISA. Seller is not (and, throughout the period transactions are occurring pursuant to this Agreement, will not be) and is not acting on behalf of (and, throughout the period transactions are occurring pursuant to this Agreement, will not be acting on behalf of) an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, a “plan” as defined in and subject to Section 4975 of the Code or an entity deemed to hold the plan assets of any of the foregoing pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. None of the transactions contemplated by this Agreement are in violation of any statutes applicable to Seller that regulate investments of, and fiduciary obligations with respect to, governmental plans and that are similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.
3.12.Seller Is Not a “Foreign Person”. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code, as amended (i.e., Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue Code and regulations promulgated thereunder).
3.13.Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors that remains pending, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets that remains pending, (iv) suffered the attachment or other judicial seizure of all, or substantially all of Seller’s assets that remains pending, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally; and, to Seller’s knowledge, no person or entity has threatened to bring any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding against Seller.
3.14.Employees. Seller has no employees. To Seller’s knowledge, all Hotel Employees are employed by Manager.

3.15.Labor and Employment. Neither Operating Lessee nor, to Seller’s knowledge, Manager is a party to any written employment agreements with respect to the Property. To Seller’s knowledge, there are no unions at the Hotel.
3.16.Financial Statements. The financial statements made available to Purchaser in the Data Site include true, correct and complete copies of such financial statements delivered to Seller by Manager and, to Seller’s knowledge, present accurately, in all material respects, the results of operations and cash flows of the Hotel for the periods set forth therein.
3.17.Right of First Refusal. There are no parties which hold a right of first refusal, right of first offer, option to lease, option to purchase or other similar right as to the Property.
3.18.Taxes. Seller has filed, or has caused to be filed, all federal, state and local tax returns or statements required to be filed with any Governmental Authority with respect to the Property and the Hotel and has paid, or caused to be paid, all Taxes due.
3.19.Terrorism. None of Seller or its Affiliates is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”). For purposes of this Section 3.19, any interest in Seller or its Affiliates held via public shares is not included in this representation.
(1)None of Seller or its Affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.
(2)None of Seller or its Affiliates (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.
3.20.Trademarks. Seller does not own any service marks, copyrights, trade names, trademarks, symbols, logos, or other intellectual property rights, marks, or characteristics associated with or otherwise proprietary to the Hotel (collectively, “Hotel IP”), other than the Trademarks described in Schedule 3.20 attached hereto. To Seller’s knowledge, the registrations set forth on Schedule 3.20 hereto are each in full force and effect. Seller has not received written notice from any Person challenging the validity of any Trademarks or registrations thereof.
3.21.Submerged Lands Lease.
(a)The Submerged Land Lease is in full force and effect and has not been modified or amended.

(b)Seller is not in default under the Submerged Land Lease and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default thereunder.
(c)Seller has delivered to Purchaser a true, correct and complete copy of the Submerged Land Lease together with all amendments and modifications (if any) thereto.
(d)The Submerged Land Lease constitutes part of the Real Property for purposes of this Agreement.
3.22.LIMITATION ON SELLER’S REPRESENTATIONS AND WARRANTIES. PURCHASER ACKNOWLEDGES AND AGREES THAT, OTHER THAN A REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN THIS AGREEMENT (A BREACH OF WHICH PURCHASER MAY MAINTAIN AN ACTION IN ACCORDANCE WITH AND SUBJECT TO ARTICLE IX AND SECTION 10.12 OF THIS AGREEMENT) OR AS EXPRESSLY SET FORTH IN A CLOSING DOCUMENT, THE PROPERTY IS SOLD “AS IS” “WHERE IS” AND “WITH ALL FAULTS” AND NEITHER SELLER, NOR ANY AGENT OR REPRESENTATIVE OF SELLER, HAS MADE, NOR IS SELLER LIABLE FOR OR BOUND IN ANY MANNER BY ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, PROMISES, STATEMENTS, INDUCEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR ANY PART THEREOF, THE PHYSICAL CONDITION, ENVIRONMENTAL CONDITION, INCOME, EXPENSES OR OPERATION THEREOF, THE USES WHICH CAN BE MADE OF THE SAME OR ANY OTHER MATTER OR THING WITH RESPECT THERETO, INCLUDING ANY EXISTING OR PROSPECTIVE LEASES; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL SELLER BE RELEASED BY OPERATION OF THIS SECTION 3.22 FROM (A) ANY CLAIMS ARISING PURSUANT TO THE PROVISIONS OF THIS AGREEMENT THAT EXPRESSLY SURVIVE CLOSING OR (B) ANY CLAIMS ARISING FROM ANY FRAUDULENT ACTS COMMITTED BY THE SELLER TO THE PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IN ADDITION, NOTHING IN THIS SECTION SHALL PRECLUDE PURCHASER FROM RAISING AS A DEFENSE AGAINST ANY CLAIM BROUGHT AGAINST PURCHASER BY ANY THIRD PARTY RELATING TO ANY OF THE FOREGOING THAT SUCH CLAIM WAS ATTRIBUTABLE TO A PERIOD OF TIME PRIOR TO THE CLOSING. WITHOUT LIMITING THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THAT, OTHER THAN A REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN THIS AGREEMENT (A BREACH OF WHICH PURCHASER MAY MAINTAIN AN ACTION IN ACCORDANCE WITH AND SUBJECT TO ARTICLE IX AND SECTION 10.12 OF THIS AGREEMENT) OR AS EXPRESSLY SET FORTH IN A CLOSING DOCUMENT, SELLER IS NOT LIABLE FOR OR BOUND BY (AND PURCHASER HAS NOT RELIED UPON) ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR FINANCIAL STATEMENTS PERTAINING TO THE OPERATION OF THE PROPERTY, OR ANY OTHER INFORMATION RESPECTING THE PROPERTY FURNISHED BY SELLER OR ANY EMPLOYEE, AGENT, CONSULTANT OR OTHER PERSON REPRESENTING OR PURPORTEDLY REPRESENTING SELLER. PURCHASER FURTHER ACKNOWLEDGES, AGREES, AND REPRESENTS THAT, OTHER THAN A REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT (A BREACH OF WHICH PURCHASER MAY MAINTAIN AN ACTION IN ACCORDANCE WITH AND SUBJECT TO ARTICLE IX AND SECTION 10.12 OF THIS AGREEMENT) OR AS EXPRESSLY SET FORTH IN A CLOSING DOCUMENT, IT SHALL BE PURCHASING THE PROPERTY IN AN “AS IS” “WHERE IS” AND “WITH ALL FAULTS” CONDITION AT THE CLOSING DATE WITH RESPECT TO THE STRUCTURAL AND MECHANICAL ELEMENTS OF THE PROPERTY, THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTY, THE FIRE-LIFE SAFETY SYSTEMS AND THE FURNITURE, FIXTURES AND EQUIPMENT

LOCATED THEREON OR ATTACHED THERETO, ALL OF WHICH PURCHASER AND ITS CONSULTANTS SHALL HAVE INSPECTED AND EITHER APPROVED OR WAIVED OBJECTION TO ON OR PRIOR TO THE EXPIRATION OF THE STUDY PERIOD AND/ OR THE CLOSING AND PURCHASER HEREBY RELEASES SELLER AND ITS AFFILIATES FROM ANY AND ALL OBLIGATIONS, LIABILITIES, CLAIMS, DEMANDS, SUITS, CAUSES OF ACTION, DAMAGES, JUDGMENTS, COSTS AND EXPENSES RELATING TO ANY OF THE FOREGOING. PURCHASER ALSO ACKNOWLEDGES THAT, AS OF THE CLOSING DATE, IT SHALL HAVE INDEPENDENTLY INVESTIGATED, ANALYZED AND APPRAISED TO ITS SATISFACTION THE VALUE AND THE PROFITABILITY OF THE PROPERTY. PURCHASER ACKNOWLEDGES THAT, TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE, REGULATION OR ORDER. THE PROVISIONS OF THIS SECTION 3.22 SHALL SURVIVE THE CLOSING.
Purchaser recognizes that the Hotel and Personal Property are not new and that there exists a possibility that the Property is not in compliance with the requirements which would be imposed on a newly constructed hotel by presently effective federal, state and local building, plumbing, electrical, fire, health, handicap, environmental and life safety laws, codes, ordinances, rules, orders and/or regulations (collectively, the “building codes”). The Hotel and other improvements on the Land may contain substances or materials no longer permitted to be used in newly constructed buildings including, without limitation, asbestos or other insulation materials, lead or other paints, wiring, electrical, or plumbing materials and may not contain other materials or equipment required to be installed in a newly constructed building. Purchaser shall have the opportunity to review the results of such investigations and inspections of the Property as Purchaser deemed necessary with respect to all such matters. Subject to Purchaser’s rights to terminate pursuant to Section 2.4 and Purchaser’s rights set forth in this Agreement, Purchaser agrees to accept and shall purchase the Property in an “AS-IS, WHERE IS” condition and at Closing to accept and assume the risk of noncompliance of the Property with all such building codes. Except with respect to those representations and warranties expressly set forth in this Agreement, Purchaser waives any right to excuse or delay performance of its obligations under this Agreement or to assert any claim against Seller (before or after Closing) arising out of any failure of the Property to comply with any such building codes. Seller shall provide copies to Purchaser all of the Operating Agreements, Occupancy Agreements, Leased Property Agreements, the Authorizations, and the Warranties and Guaranties (the “Property Agreements”). Purchaser further acknowledges that Seller is relying on Manager to provide copies of the Property Agreements. Purchaser acknowledges that Purchaser is assuming all Property Agreements whether or not copies of which have been provided to Purchaser, and except with respect to those representations and warranties expressly set forth in this Agreement (a breach of which Purchaser may maintain an action in accordance with and subject to Article IX and Section 10.12 of this Agreement), Purchaser hereby waives any claims Purchaser may have for the fact that a particular Property Agreement may not have been provided to Purchaser for its review; provided, however, as its sole and exclusive remedy (except with respect to those representations and warranties expressly set forth in this Agreement (a breach of which Purchaser may maintain an action in accordance with and subject to Article IX and Section 10.12 of this Agreement)), Purchaser shall not be required to assume any Property Agreement which has not been provided to Purchaser to the extent Seller is a direct party to such Property

Agreement or Seller’s prior consent was required in order for Manager to enter into such Property Agreement pursuant to the terms of the Management Agreement.
Except with respect to those representations and warranties expressly set forth in this Agreement (a breach of which Purchaser may maintain an action in accordance with and subject to Article IX and Section 10.12 of this Agreement), and except as set forth in the proviso in the first paragraph of this Section 3.22, it is specifically understood and agreed by Seller and Purchaser that Seller does not make, and shall not be deemed to have made, any representation, warranty or covenant with respect to (1) any Environmental Laws that may affect any of the Property or (2) the presence or absence of any Hazardous or Toxic Substances in, on, above, under or about any of the Property. Purchaser, for itself and its successors in interest, hereby releases Seller and its Affiliates from, and waives all claims and liability against Seller and its Affiliates for or attributable to, any structural, physical and/or environmental condition at the Property, including without limitation the presence, discovery or removal of any Hazardous Substances or Toxic Substances in, at, about or under such Property, or connected with or arising out of any and all claims or causes of action based upon any Environmental Laws or any related claims or causes of action or any other federal or state based statutory or regulatory or other causes of action for environmental contamination at, in or under any Property. As used in this Section 3.22, (A) the term “Environmental Laws” means, collectively, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. §§ 9601 et seq.) and as may be further amended from time to time, the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act, as amended by the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. §§ 2601 et seq.), Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. §§ 11001 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 5101 et seq.), as the same are amended, any other applicable federal, state and local laws, and any and all rules and regulations which have become effective prior to the Effective Date under any and all of the aforementioned laws, and other federal, state, and local environmental statutes, codes, ordinances, rules, orders and regulations now or hereafter in effect relating to pollution or the protection of the environment, including without limitation, all laws, statutes, codes, ordinances, rules, common law, orders, regulatory directives, guidance documents, consent decrees, permits, regulations and other requirements of governmental authorities governing or relating to the generation, use, collection, preservation, conservation, treatment, storage, transportation, recovery, removal, discharge, spill or disposal of any or all Hazardous or Toxic Substances, and (B) the term “Hazardous Substances” or “Toxic Substances” means (I) materials and substances listed or defined as “hazardous”, “extremely hazardous”, “hazardous substances”, “hazardous materials”, “hazardous waste”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances” or “toxic wastes” in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601-9675, as amended by the Superfund Amendments and Reauthorization Act of 1988, and any further amendments thereto and rules, orders and regulations thereunder; (ii) the Resource Conservation and Recovery Act of 1976, 42

U.S.C. Sections 6901-6992, as amended by the Hazardous and Solid Waste Amendments of 1984, and any further amendments thereto and rules, orders and regulations thereunder; (iii) Federal Resource Conservation and Recovery Act § 1004 (42 U.S.C. §6901 et seq.) or (iv) any other Environmental Laws, and (II) any pollutants, contaminants, hazardous, dangerous or toxic chemicals, materials, substances or wastes (including petroleum, petroleum by-products, radon, asbestos and asbestos containing materials, per- and polyfluoroalkyl substances, polychlorinated biphenyls, PCB-containing equipment, radioactive elements, infectious agents, and urea formaldehyde), as such terms may be used in any Environmental Laws (but excluding solvents, cleaning fluids, and other lawful substances used in the ordinary operation and maintenance of the Property).
Each of the representations and warranties contained in this Article III and its various subparagraphs are intended for the benefit of Purchaser and may be waived in whole or in part, by Purchaser. Subject to the limitations contained in Section 10.12 hereof, all rights and remedies arising in connection with the untruth or inaccuracy of any such representations and warranties shall survive the Closing of the transaction contemplated hereby as provided in Section 10.12.
The term “to Seller’s knowledge” or similar phrase as used in this Article III, shall mean the then actual current conscious knowledge of Mark Svenjak and/or Adam Tegge (each, a “Seller Knowledge Party”) without any duty of investigation or inquiry, other than the inquiry of the general manager of the Hotel. The Seller Knowledge Parties shall have no personal liability for such representations. Seller represents and warrants that the Seller Knowledge Parties are the individuals that are familiar with the operation of the Property and the business of Seller.
Article IV.
PURCHASER’S REPRESENTATIONS AND WARRANTIES
To induce Seller to enter into this Agreement and to sell the Property, Purchaser hereby makes the following representations and warranties:

4.1.Organization and Power. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Purchaser hereunder.
4.2.Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of Purchaser, has been duly executed and delivered by Purchaser, constitutes the valid and binding agreement of Purchaser and is enforceable in accordance with its terms. The person executing this Agreement on behalf of Purchaser has the authority to do so.
4.3.Non-contravention. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, Purchaser’s organizational documents, or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or result in the creation of any lien or other encumbrance on any asset of Purchaser.

4.4.Litigation. There is no action, suit or proceeding, pending or known to be threatened, against or affecting Purchaser in any court or before any arbitrator or before any Governmental Authority which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (b) would materially and adversely affect the business, financial position or results of operations of Purchaser, or (c) would materially and adversely affect the ability of Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.
4.5.Patriot Act. Purchaser is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation.
4.6.Terrorism. None of Purchaser or, to Purchaser’s actual knowledge, its Affiliates, is in violation of any Anti-Money Laundering and Anti-Terrorism Laws.
(a)None of Purchaser or, to Purchaser’s actual knowledge, its Affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.
(b)None of Purchaser or, to Purchaser’s actual knowledge, its Affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the purchase of the Property (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.
The term “to Purchaser’s knowledge” or similar phrase as used in this Agreement shall mean the then actual current conscious knowledge of Aman Gupta without further investigation or inquiry.

Article V.
CONDITIONS PRECEDENT
5.1.As to Purchaser’s Obligations. Purchaser shall have the remedies and Closing obligations set forth in Section 9.1 hereof, which section contains the sole and exclusive remedies and Closing obligations of Purchaser, if any of the following conditions are not satisfied or waived by Purchaser on or before the Closing Date (unless the failure to satisfy such condition is caused by the default of Purchaser or its Affiliates under this Agreement, or is otherwise within the reasonable control of Purchaser):
(a)Seller’s Deliveries. Seller shall have delivered to or for the benefit of Purchaser, on or before the Closing Date, all of the documents required of Seller pursuant to Sections 7.2 and 7.4 hereof.

(b)Representations, Warranties and Covenants; Obligations of Seller. All of Seller’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made (except for untruths or inaccuracies of which Purchaser obtains actual knowledge prior to the expiration of the Study Period); and Seller shall have performed in all material respects all of its covenants and other obligations under this Agreement, including the obligation to cure or correct all Must Cure Title Encumbrances and any other of Purchaser’s Additional Objections that Seller has agreed to cure or correct in writing pursuant to this Agreement. For the avoidance of doubt, any Operating Agreement entered into subsequent to the Effective Date that is approved by Purchaser (or for which Purchaser has no right to approve) pursuant to Section 6.1 of this Agreement shall not constitute a failure of this condition or give rise to a Claim pursuant to Section 10.12.
(c)Operating Lease and Management Agreement. The Operating Lease and the Management Agreement shall be terminated without cost or expense to Purchaser.
(d)Title Policy. Title Company shall have irrevocably and unconditionally committed to Purchaser to issue the Owner’s Title Policy, dated as of the date the Deed is recorded.
(e)Tax Status Letter. Receipt of the items described in Section 6.10 (the “Tax Status Letters”); provided, if this condition is not satisfied at Closing (i) due to the disclosure of unpaid Taxes with respect to the Hotel as set forth in the Tax Status Letters (“Unpaid Taxes”), this condition shall be deemed satisfied if Seller pays such Unpaid Taxes at Closing, or (ii) due to the failure to have timely received the Tax Status Letters, then this condition shall be deemed satisfied provided that Seller shall promptly provide such Tax Status Letters to Purchaser upon receipt following the Closing and pay any Unpaid Taxes disclosed therein, which obligations shall survive Closing.
(f)Required Estoppel. Purchaser shall have received the Required Estoppel.
(g)RED Dockage Lease Termination. Seller shall have caused the RED Dockage Lease to be terminated at Seller’s sole cost and expense, and Seller shall have provided Purchaser with evidence of such termination reasonably acceptable to Purchaser.
(h)Pure Contract Termination. If requested by Purchaser in writing no later than five (5) business days prior to Closing, Seller shall have caused the Pure Contract to be terminated at Seller’s sole cost and expense, and Seller shall have provided Purchaser with evidence of such termination reasonably acceptable to Purchaser.
Each of the conditions contained in this Section are intended for the benefit of Purchaser and may be waived in whole or in part, in writing, by Purchaser or automatically if Purchaser proceeds to Closing.
5.2.As to Seller’s Obligations. Seller shall have the remedies and Closing obligations set forth in Section 9.2 hereof, which section contains the sole and exclusive remedies and Closing obligations of Seller, if any of the following conditions are not satisfied or waived by Seller on or before the Closing Date (unless the failure to satisfy such condition is caused by the default of Seller or its Affiliates under this Agreement, or is otherwise within the reasonable control of Seller):

(a)Purchaser’s Deliveries. Purchaser shall have delivered to or for the benefit of Seller, on or before the Closing Date, all of the documents and payments required of Purchaser pursuant to Sections 7.3 and 7.4 hereof.
(b)Representations, Warranties and Covenants; Obligations of Purchaser. All of Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made and Purchaser shall have performed in all material respects all of its covenants and other obligations under this Agreement.
Each of the conditions contained in this Section are intended for the benefit of Seller and may be waived in whole or in part, in writing, by Seller or automatically if Seller proceeds to Closing.
Article VI.
COVENANTS OF SELLER AND PURCHASER
6.1.Operating Agreements/Occupancy Agreements/Leased Property Agreements. From and after the Effective Date, and subject to the terms of the Management Agreement, Seller shall not enter into any new Operating Agreements, Occupancy Agreements or Leased Property Agreements or any modifications to any such agreements except as required by the terms thereof, unless (a) any such agreement or modification will not bind Purchaser or the Property after the Closing Date or is subject to termination on not more than thirty (30) days’ notice without penalty, or (b) Seller has obtained Purchaser’s prior written consent to such agreement or modification, which consent (i) prior to the expiration of the Study Period shall not be unreasonably withheld or delayed and shall be deemed given if, within five (5) business days following Purchaser’s receipt of Seller’s request, Purchaser fails to provide Seller with a reasonably detailed written description of the reason Purchaser withholds its consent and, if applicable, a statement of those changes, which, if made, would cause Purchaser to grant its consent, and (ii) after the expiration of the Study Period shall be in Purchaser’s sole and absolute discretion with no deemed approval (clauses (i) and (ii) together, the “Approval Standard”). Seller, at no cost to Seller, shall take reasonable efforts to assist Purchaser in obtaining any required consents to the assignment to Purchaser of the Operating Agreements or Leased Property Agreements; provided, however, Seller shall pay all fees, charges and expenses relating to such consents. Seller may cancel any Operating Agreement, Occupancy Agreement or Leased Property Agreement at any time prior to the Closing with the prior written consent of Purchaser, which consent shall be subject to the Approval Standard; provided, however, if Seller elects to cancel any such agreement, Seller shall pay any termination fee associated with such termination, and shall give Purchaser notice of such termination. Notwithstanding anything contained in this paragraph to the contrary, in no event shall the Approval Standard apply or Purchaser’s consent be required to the extent Manager enters into any agreement which the Management Agreement expressly provides is within Manager’s discretion and does not require Seller’s consent.
6.2.Warranties and Guaranties. Seller shall not before or after Closing release or modify any Warranties and Guaranties, if any, except with the prior written consent of Purchaser, which consent shall be subject to the Approval Standard.
6.3.No Transfers. Seller shall not sell, exchange, assign, transfer, convey, lease, option, or otherwise dispose of all or any part of the Real Property or any interest therein, except to the extent within Manager’s authority without Seller’s consent under the Management Agreement.
6.4.Insurance. Seller shall pay all premiums on, and shall not cancel or voluntarily allow to expire, any of Seller’s Insurance Policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.
6.5.Operation of Property Prior to Closing. Seller covenants and agrees with Purchaser that, to the extent it is legally entitled to do so, between the Effective Date and the Closing Date and subject to the terms of the Management Agreement:
(a)Subject to the restrictions contained herein, and events or conditions beyond Seller’s reasonable control, Seller shall operate and maintain the Property in substantially the same manner in which it operated the Property prior to the execution of this Agreement.
(b)Seller shall pay (subject to legal rights of appeal and protest) prior to delinquency all ad valorem, occupancy and sales taxes due and payable with respect to the Property or the operation of the Hotel.
(c)Subject to seasonal differences, market conditions and events or conditions beyond Seller’s reasonable control, Seller shall continue to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as it did prior to the execution of this Agreement; and all advance room bookings and reservations and all meetings and function bookings shall be booked at rates, prices and charges charged by Seller for such purposes in the ordinary course of business consistent with past practices. Seller acknowledges that the Purchase Price includes the transfer of Advance Bookings and any payments and/or deposits made pursuant to such Advance Bookings.
(d)Seller shall promptly advise Purchaser of any material litigation, arbitration or administrative hearing concerning the Property of which Seller obtains actual knowledge.
(e)Seller shall maintain its books and records in the ordinary course of business in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its books and records in prior years.
(f)Seller shall refrain from removing or causing or permitting to be removed any part or portion of the Real Property, Tangible Personal Property owned by Seller other than in the normal course of business without the prior written consent of Purchaser, which consent shall be subject to the Approval Standard, unless the same is replaced, prior to Closing, with similar items of at least equal or better suitability, quality and value, free and clear of any liens or security interests.
(g)Seller shall use commercially reasonable efforts (i) to renew or replace, or cause Manager to renew or replace, any Authorizations that are expired as of the Effective Date (including the expired Authorizations set forth on Schedule 3.9 hereto) or which will expire prior to the Closing Date, (ii) to cure the violations and deficiencies disclosed on Schedule 3.4 hereto, and (iii) close out the open permits disclosed on Schedule 6.5(g), in each case prior to Closing.
6.6.New Employees. Beginning two (2) weeks prior to the Closing Date, Seller shall provide to Purchaser, at no cost or expense to Purchaser, a meeting room suitable for Purchaser to conduct interviews and evaluate employment applications of those parties who may seek employment at the Property following Closing and Seller shall reasonably cooperate with Purchaser’s efforts to conduct such interviews.

6.7.Termination of Hotel Employees; WARN Act. On the Closing Date the employment of all Hotel Employees shall be terminated. (For purposes of WARN Act liability, the Closing Date is considered to be the “effective date of sale”). With respect to such terminations, Purchaser (or its Affiliate or manager) shall extend or cause to be extended offers of employment to any active Hotel Employees as Purchaser deems appropriate; provided, however, that Purchaser (or its Affiliate or manager) shall offer employment to a sufficient number of terminated active Hotel Employees as is necessary to prevent Seller from incurring any liabilities under the WARN Act with respect to the active Hotel Employees for failure to provide sufficient notice to such active Hotel Employees prior to such termination. The terminated active Hotel Employees who accept such offers of employment are referred to collectively herein as the “Rehired Employees”. Seller shall pay any severance or termination fees payable to any Hotel Employee who is terminated by Seller that does not become a Rehired Employee. The provisions of this Section 6.7 shall survive the Closing.
6.8.Employee Claims. Purchaser shall hold harmless, indemnify and defend Seller and Manager from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Seller or Manager with respect to claims, causes of action, judgments, damages (excluding punitive damages), penalties and liabilities asserted by Hotel Employees to the extent arising out of or related to any act, failure to act, any transaction or any facts or circumstances occurring from and after the Closing Date, including, without limitation (A) the termination of any such Hotel Employees from and after the Closing Date; (B) any and all liability under the WARN Act; (C) the failure of Manager to comply with the provisions of any Union Contract from and after the Closing; (D) any claim arising under the Family and Medical Leave Act or other state leave of absence statute made by someone on a statutorily approved leave of absence at the time of Closing; (E) any alleged discrimination, breach of contract or other wrongful termination (under federal statutes, state statutes or common law); and (F) any alleged right to workers’ compensation benefits, unemployment compensation or statutory or contractual severance, including claims for any withdrawal liability or unfunded liability incurred because of participation in any pension plan covered by the Multiemployer Pension Plan Amendments Act of 1980 or other multiemployer pension plan or similar fund.
6.9.Estoppels. Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser estoppel certificates from the counterparties under (i) any reciprocal easement agreements, operating easement agreements, and covenants, conditions and restrictions, affecting all or any portion of the Property, and (ii) the Occupancy Agreements, in each case in such form as Purchaser provides to Seller and/or appended hereto as Exhibit H (with respect to the Island Dogs Lease) and Exhibit I (with respect to the HydroThunder Lease), subject to reasonable comments from the counterparty thereto consistent with its requirements in the underlying document or consistent with past estoppels provided. In no event shall failure to obtain an estoppel under this Section 6.9 that is not the Required Estoppel be a default by Seller or a condition to Purchaser’s obligation to close hereunder.
6.10.Tax Status Letters. Seller shall reasonably cooperate with Purchaser in securing (a) a tax clearance letter or certificate of compliance from the Florida Department of Revenue with respect to sales tax payable in Florida and (b) evidence reasonably acceptable to Purchaser from Monroe County, or the applicable governmental authority who issues such status letters, for all tourist development tax paid over last 12 months and due on any rentals prior to Closing. Promptly following the Effective Date, Seller shall apply to the Florida Department of Revenue for a tax status letter showing that all sales taxes with respect to the Property to be paid by Seller to the State of Florida have been paid or that none are owing and Seller shall thereafter diligently pursue obtaining the same and Seller shall deliver the same to Purchaser as soon as received.

Article VII.
CLOSING
7.1.Closing. The Closing shall occur on the Closing Date. As more particularly described below, at the Closing the parties hereto will (i) execute or cause to be executed, or instruct the Escrow Agent to release, all of the documents required to be delivered in connection with the transactions contemplated hereby (the “Closing Documents”), (ii) deliver or cause to be delivered the same to Escrow Agent, and (iii) take or cause to be taken all other action required to be taken in respect of the transactions contemplated hereby. The Closing will occur through escrow at the offices of the Title Company or at such other place as Purchaser and Seller may mutually agree. At the Closing, Purchaser shall deliver the balance of the Purchase Price to Escrow Agent as provided herein. As provided herein, the parties hereto will agree upon adjustments and prorations to certain items which cannot be exactly determined at the Closing and will make the appropriate adjustments with respect thereto. Possession of the Property shall be delivered to Purchaser at the Closing, subject only to Permitted Title Exceptions and the rights of tenants, licensees and concessionaires under the Occupancy Agreements and guests in possession.
7.2.Seller’s Deliveries. At the Closing, Seller shall deliver or shall cause Manager to deliver, as applicable, to Escrow Agent all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn, on behalf of Seller, and shall be dated to be effective as of the Closing Date:
(a)The Deed.
(b)The Bill of Sale.
(c)The Assignment and Assumption Agreement.
(d)The Assignment of Occupancy Agreements.
(e)The FIRPTA Certificate.
(f)A Building Permit Allocation System Exemption Transfer Agreement in the form of Exhibit J, assigning the ROGO and any development rights.
(g)Evidence of termination of the Operating Lease and the Management Agreement.
(h)The originals of all Property Agreements being assumed by Purchaser at Closing, to the extent in the possession or control of Seller, Manager or Seller’s agents (which will be satisfied if such items are maintained at the Hotel).
(i)All keys, the books and records and all Warranties and Guaranties and Authorizations, in the possession of Seller, Manager or Seller’s agents, together with such property files and records in connection with the continued operation, leasing and maintenance of the Property in Seller’s or Manager’s possession (which will be satisfied if such items are maintained at the Hotel).
(j)Any real estate transfer tax declarations, forms, or similar document required under applicable law in connection with the conveyance of the Property.
(k)The Trademark Assignment.

(l)Any other document or instrument specifically required by this Agreement to be delivered by Seller on or before the Closing Date.
(m)Such agreements, affidavits or other documents as may be reasonably required by the Title Company from the Seller to issue the Owner’s Title Policy, including an owner’s affidavit in the form required by the Title Company.
7.3.Purchaser’s Deliveries. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to Escrow Agent the following, duly executed and, where applicable, acknowledged and/or sworn on behalf of Purchaser, and dated as of the Closing Date:
(a)The Assignment and Assumption Agreement.
(b)The Assignment of Occupancy Agreements.
(c)The Trademark Assignment.
(d)Any other documents or instruments specifically required by this Agreement to be delivered by Purchaser on or before the Closing Date.
(e)At the Closing, Purchaser shall deliver to Escrow Agent the portion of the Purchase Price described in Section 2.2 hereof.
7.4.Mutual Deliveries. At the Closing, Purchaser and Seller shall mutually execute and deliver or cause to be delivered:
(a)A closing statement reflecting the Purchase Price and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby.
(b)Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or their respective counsel or the Title Company which are not inconsistent with this Agreement or the other Closing Documents.
To the extent the delivery of any of the items in Sections 7.2, 7.3 or 7.4 of this Agreement are conditions precedent to the obligation of a party pursuant to Sections 5.1 or 5.2 of this Agreement, and the condition relating to any such item is not satisfied as of Closing, but the party for whose benefit such unsatisfied condition is made elects, nonetheless, to proceed to Closing, the delivery of the item applicable to the unsatisfied condition shall not be required pursuant to the provisions of Section 7.2, 7.3 or 7.4 of this Agreement.
7.5.Closing Costs. Except as is explicitly provided in this Agreement, each party hereto shall pay its own legal fees and expenses. All filing fees for the Deed and the transfer, recording, sales or other similar taxes and surtaxes due with respect to the transfer of title, as well as the cost for title insurance, endorsements and surveys, and any other costs specified on Schedule 1 attached hereto, shall all be paid in accordance with allocations set forth in Schedule 1. To the extent releases or corrective instruments are required to be delivered by Seller pursuant to the terms of this Agreement, Seller shall pay for the costs associated with the releases of any deeds of trust, mortgages and other Must Cure Title Encumbrances encumbering the Property and for any costs associated with any corrective instruments. For the avoidance of doubt, Purchaser shall not be responsible for, and shall have no obligation to reimburse Seller for, any costs or expenses incurred by Seller in connection with the procurement, commissioning, or updating of any third-party reports, studies, or assessments obtained by or on behalf of Seller prior to, or independent of, Purchaser's due diligence review of the Property or the Transaction, including any reports previously posted to the Data Site. Purchaser shall be solely responsible for the costs and expenses of any third-party reports, studies, or assessments independently commissioned by Purchaser in connection with its due diligence review. All other costs (except any costs incurred by either party for its own account) which are necessary to carry out the transactions contemplated hereunder shall be allocated between Purchaser and Seller in accordance with local custom in the jurisdiction in which the Hotel is located. The provisions of this Section 7.5 shall survive the Closing and any termination of this Agreement.
7.6.Revenue and Expense Allocations. All revenues and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between Seller and Purchaser as provided herein. Pursuant to such allocation, Seller shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to but not including the Closing Date, and Purchaser shall be entitled to all revenue and shall be responsible for all expenses for the period of time from, after and including the Closing Date. Such allocations and adjustments shall be shown on the closing statement (with such supporting documentation as the parties hereto may reasonably require being attached as exhibits to the closing statements) and shall increase or decrease (as the case may be) the cash amount payable by Purchaser pursuant to Section 2.2 hereof. All prorations shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation. Without limiting the generality of the foregoing, the following items of revenue and expense shall be allocated and prorated as of 11:59 p.m. on the night prior to the Closing Date (the “Cut-Off Time”):
(a)Current rents (excluding rent under the Operating Lease).
(b)Real estate and personal property taxes.
(c)Revenue and expenses under the Operating Agreements and Leased Property Agreements to be assigned to and assumed by Purchaser. Seller and Purchaser agree that expenses under Operating Agreements which constitute repairs and/or maintenance shall be allocated to Seller as to work completed prior to the Closing Date (and applicable retainage related thereto), and shall be allocated to Purchaser as to work completed from and after the Closing Date (and applicable retainage related thereto).
(d)Utility charges (including, but not limited to, charges for phone service, cable television, gas, water, sewer and electricity).
(e)Municipal or other governmental improvement liens and special assessments, which shall be paid by Seller at Closing where the work has been completed, and which shall be assumed by Purchaser at Closing and paid by Purchaser where the work has been authorized or started, but not completed; provided, however, that if such liens or assessments are payable in installments, the amount of the installment applicable to the period which includes the Closing Date shall be allocated in the same manner as other items of expenses herein; and for all other installments, Seller shall be responsible for the payment of and shall pay such installments relating to periods prior to the Closing Date and Purchaser shall be responsible for the payment of and shall pay such installments relating to periods from and after the Closing Date.
(f)License and permit fees, where transferable.
(g)All other revenues and expenses of the Property, including, but not limited to, such things as restaurant, bar and meeting room income and expenses and the like.

(h)Such other items as are usually and customarily prorated between purchasers and sellers of hotel properties in the City and County where the Property is located.
Seller shall receive a credit for any documented prepaid expenses accruing to periods on or after the Closing Date. Purchaser shall receive a credit against the Purchase Price for the total of (i) prepaid rents, (ii) prepaid room receipts and deposits, function receipts and deposits and other reservation receipts and deposits, and (iii) unforfeited security deposits together with any interest payable to a tenant thereon held by Seller under Occupancy Agreements. At Closing, Seller shall sell to Purchaser in connection with the Hotel, and Purchaser shall purchase from Seller, in addition to the Purchase Price: (i) all cash funds in connection with the Hotel guest operations at the Property and any cash amounts, utility deposits, liquor deposits, security deposits, and Seller’s proportionate share of cash balances of any property or condominium associations in which Seller is a member, in each case that are transferred to Purchaser or remains in accounts or reserves or as deposits for the benefit of the Property following the Closing; (ii)  the so-called “guest ledger” as mutually approved by Purchaser and Seller for the Hotel of guest accounts receivable payable to the Hotel less actual collection costs (i.e. fees retained by credit card companies) as of the check-out time for the Hotel on the Closing Date (based on guests and customers then using the Hotel) both (1) in occupancy from the preceding night through check out time the morning of the Closing Date, and (2) previously in occupancy prior to check out time on the Closing Date, less accounting charges for rooms furnished on a gratuity or complimentary basis to any hotel staff or as an accommodation to other parties and less Purchaser’s one-half (1/2) share of the Rooms Ledger; and (iii) any accounts receivable for the Hotel (other than the Rooms Ledger) in an amount equal to (1) one hundred percent (100%) of the amount of those receivables which are aged thirty (30) days or less as of the Closing Date, plus (2) seventy-five percent (75%) of those receivables aged thirty-one to sixty (31-60) days as of the Closing Date, plus (3) zero percent (0%) of those receivables aged greater than sixty (60) days as of the Closing Date. For purposes of this Agreement, transfer or sale at face value for cash and cash reserve amounts shall mean an amount equal to the total of all cash funds and cash reserve amounts that are transferred to Purchaser (or retained by Manager for the benefit of the Property).  The purchase price of said petty cash fund and guest ledger shall be paid to Seller at Closing by a credit to Seller in the computation of the adjustments and prorations on the Closing Date.
Seller shall be solely responsible and liable for payment of all costs and expenses associated with accrued but unpaid salary, wages and bonuses, accrued but unpaid profit sharing and pension, retirement, health and welfare benefits, accrued but unpaid fringe benefits, accrued but unpaid employee severance payments, and other accrued but unpaid compensation and fringe benefits, earned vacation pay, and all accrued and/or earned sick leave and there shall be a credit against the Purchase Price equal to the amount of any such amounts that are accrued and/or earned, but unpaid, as of the Closing Date. To the extent that Hotel Employees have, as of the Closing Date, any accrued but unused vacation days, holidays, sick leave, personal days and any other form of paid time off or leave (whether under the Management Agreement or otherwise) or will be entitled to an annual or other bonus at the end of the annual or other period in which the Closing Date occurs, (i) there shall be a credit against the Purchase Price equal to the amount of the value of any such days or time (and the anticipated amounts of any such bonuses based on budgeted performance as of the Closing Date, if applicable, to the extent attributable to the period prior to the Closing Date, such bonuses to be trued-up during the post-Closing prorations reconciliation period based on actual performance), and (ii) Purchaser shall be solely responsible and liable for payment of all such amounts to the extent of such credit.
Seller shall be required to pay or cause to be paid all retail sales (as distinguished from any tax on the sale of any Tangible Personal Property effected pursuant to this Agreement), occupancy taxes and like impositions up to but not including the Closing Date. Any such taxes applicable to the Rooms Ledger shall be apportioned equally between Seller and Purchaser.
Purchaser shall receive a credit at Closing for the value equivalent to seventy-five percent (75%) of all outstanding: (i) gift certificates, vouchers, donations and other similar obligations which have been issued by Seller or Manager, (ii) trade credits, trade-out or barter arrangements payable by Seller to any other party for services rendered in the past or to be rendered in the future, in each case which may be used in full or partial payment for any Hotel service, including room rentals, food and beverage service, or any other item.
If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes) or obligations are subject to future reconciliation, the parties shall allocate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense. The obligations to make the adjustment pursuant to this provision shall survive the closing of the transaction contemplated by this Agreement. Any revenue received or expense incurred by Seller or by Purchaser with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. The Closing adjustments and prorations, as provided for in this Section 7.6, shall be tentatively determined by Seller and Purchaser as of the Cut-Off Time and payment of the net figure resulting therefrom shall be paid by adjusting the Purchase Price, except as otherwise provided herein. Seller shall prepare a draft prorations schedule to be delivered to Purchaser no later than five (5) business days prior to the Closing Date and the Closing shall occur and a preliminary closing statement, which prorations shall remain subject to further agreement and finalization per the preparation of the Final Statement (as defined below) shall be signed by Seller and Purchaser.
Except for prorations for real estate taxes and other assessments (which shall be adjusted within thirty (30) days of receipt of the tax bill for the tax year in which the Closing occurs or subsequently, to the extent the Closing occurs in a year for which the assessed valuation has not yet been determined), and amounts of accrued bonus and other compensation which are typically paid at year-end (which shall be adjusted within thirty (30) days after they are actually paid), Purchaser and Seller shall make a one-time post-Closing adjustment of any item of income and expense subject to adjustment as provided above which was either incomplete, incorrect (whether as a result of an error in calculation or a lack of complete and accurate information) or otherwise not finally agreed by and between Seller and Purchaser as of the Closing. Purchaser will prepare and deliver to Seller for its review and approval a statement of prorations (the “Final Statement”) within one hundred twenty (120) days following the Closing Date, and the party in whose favor the original incorrect adjustment or error was made (“Adjusting Party”) shall pay to the other party (“Requesting Party”) the sum necessary to correct such prior incorrect adjustment or error within ten (10) business days after completion of the Final Statement. Notwithstanding any provision of this Agreement to the contrary, all items required to be adjusted pursuant to this Section 7.6 shall be adjusted within one hundred twenty (120) days of Closing (except real estate taxes and accrued bonuses and other year-end compensation, which shall be re-adjusted within the periods set forth above), and such adjustment shall be final and no further adjustment to the prorations or the Purchase Price shall be made; provided that if such amounts or issues are not fully agreed upon and paid within one hundred twenty (120) days after the Closing, then, in such event, such amounts or issues shall be submitted to an independent certified public accountant with a hospitality practice reasonably acceptable to Seller and Purchaser, for final resolution, and Seller and Purchaser agree to be bound by the determination of such accountant. The costs and expenses incurred in connection with the services of such accountant shall be borne and paid equally by Purchaser and Seller. The provisions of this Section 7.6 shall survive the Closing.
7.7.Safe Deposit Boxes. On the Closing Date, Seller shall cause Manager to make available to Purchaser at the Hotel all receipts and agreements in Manager’s possession relating to all safe deposit boxes in use at the Hotel, other than safes or lockboxes, if any, located inside individual guest rooms in the Hotel. From and after the Closing, Seller and Manager shall be relieved of any and all responsibility in connection with each said box, and Purchaser shall indemnify Seller, Manager and any Affiliate thereof and hold them harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) incurred by them with respect thereto. Seller shall indemnify and hold Purchaser harmless from any other liability, claim, cost or expense (including reasonable attorney’s fees) with respect to such safety deposit box arising prior to the Closing Date. The provisions of this Section 7.7 shall survive the Closing.
7.8.Inventory of Baggage. The representatives of Seller and/or Manager, and of Purchaser shall prepare an inventory of baggage at the Hotel as of 12:00 noon on the Closing Date (which inventory of baggage shall be binding on all parties thereto) of (i) all luggage, valises and trunks checked or left in the care of the Hotel by guests then or formerly in the Hotel, (ii) parcels, laundry, valet packages and other property of guests checked or left in the care of the Hotel by guests then or formerly in the Hotel (excluding, however, property in Hotel safe deposit boxes), (iii) all luggage or other property of guests retained by Seller as security for any unpaid accounts receivable, and (iv) all items contained in the Hotel lost and found. Purchaser shall be responsible from and after the Closing Date for all baggage and other items listed in such inventory of baggage, and Purchaser shall indemnify and hold Seller, Manager and any Affiliate thereof harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) incurred by them with respect thereto. Seller hereby agrees to indemnify and hold Purchaser harmless from any other liability or claims with respect to such inventory of baggage arising prior to the Closing Date. The provisions of this Section 7.8 shall survive the Closing.
7.9.Acquisition and Payment for Inventory. Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller the Inventory as part of the Property with no adjustment to the Purchase Price.
7.10.Assumption of Liabilities. At Closing, Purchaser shall assume all (i) obligations which Purchaser expressly assumes under this Agreement, (ii) Advance Bookings, (iii) liabilities for which Purchaser receives a credit to the Purchase Price on the closing statement or pursuant to any post-closing adjustments, and (iv) obligations under Permitted Title Exceptions which accrue to the period from and after the Closing Date, or which accrue to the period prior to the

Closing Date but only to the extent to which Purchaser receives a credit to the Purchase Price on the closing statement or pursuant to any post-closing adjustments (collectively, the “Assumed Liabilities”). The provisions of this Section 7.10 shall survive the Closing.
Article VIII.
GENERAL PROVISIONS
8.1.Fire or Other Casualty. Seller agrees to give Purchaser prompt notice of any fire or other casualty to the Property costing more than Twenty-Five Thousand Dollars ($25,000) to repair and occurring between the Effective Date and the Closing Date of which Seller has knowledge. If, prior to Closing, the Property is damaged by fire or other casualty which is fully insured (without regard to deductibles) and would cost not more than Five Hundred Thousand Dollars ($500,000) and require less than 120 days to repair, then neither party shall have the right to terminate its obligations under this Agreement to purchase or sell the Property by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Seller shall assign to Purchaser at the Closing all of Seller’s interest in any insurance proceeds (except use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance for the period preceding the Closing Date) that may be payable to Seller on account of any such fire or other casualty, to the extent such proceeds have not been previously expended or are otherwise required to reimburse Seller for actual expenditures of restoration, plus Seller shall credit the amount of any deductibles under any policies related to such proceeds to the Purchase Price. If any such damage due to fire or other casualty is insured and would cost in excess of Five Hundred Thousand Dollars ($500,000) or require more than 120 days to repair, then Purchaser may terminate its obligations under this Agreement to purchase the Property by written notice given to Seller within ten (10) days after Seller has given Purchaser the notice of damage or casualty referred to in this Section 8.1, or on the Closing Date, whichever is earlier, in which case the Deposit shall be promptly returned to Purchaser and the parties hereto shall be released of all further obligations hereunder with respect to the Property except those which expressly survive a termination of this Agreement. Should Purchaser elect to proceed to Closing notwithstanding the amount of the insured loss or the time required for repairs, the Closing shall take place without abatement of the Purchase Price and at Closing Seller shall assign to Purchaser the insurance proceeds and grant to Purchaser a credit against the Purchase Price equal to the amount of the applicable deductible. If, prior to Closing, any Property is damaged by fire or other casualty which is uninsured, then Purchaser may terminate its obligations under this Agreement to purchase the Property by written notice given to the Seller within ten (10) days after Seller has given Purchaser the notice of damage or casualty or on the Closing Date, whichever is earlier, in which case the Deposit shall be promptly returned to Purchaser and the parties hereto shall be released of all further obligations hereunder, except those which expressly survive a termination of this Agreement. Notwithstanding the preceding sentence, if the estimated amount to repair such uninsured casualty is not more than Five Hundred Thousand Dollars ($500,000), Seller, at its option, may elect to provide Purchaser with a credit to the Purchase Price at Closing for the estimated amount to repair such casualty, in which event Purchaser shall proceed to Closing and the Purchase Price shall be reduced by the estimated amount to repair such casualty. If Purchaser does not elect to terminate its obligations under this Agreement with respect to an uninsured casualty as aforesaid, or if any uninsured fire or casualty would cost not more than One Hundred Thousand Dollars ($100,000) to repair, then the Closing shall take place as provided herein, and the Purchase Price shall be reduced by the estimated amount to repair such casualty, not to exceed One Hundred Thousand Dollars ($100,000). All estimates made pursuant to this Section shall be made by a professional engineer selected by Purchaser in its reasonable discretion.
8.2.Condemnation. After the Effective Date, Seller agrees to give Purchaser prompt notice of any notice it receives of any taking or threat of taking by condemnation of any part of or rights appurtenant to the Real Property. If such taking will materially interfere with the operation or use of the Hotel which constitutes a part of such Real Property, the Purchaser may terminate its obligations under this Agreement to purchase the Property by written notice to Seller within ten (10) days after Seller has given Purchaser the notice of taking referred to in this Section 8.2, or on the Closing Date, whichever is earlier. For purposes of this Section 8.2, a taking will materially interfere with the operation or use of the Hotel if it leaves remaining a balance of the Real Property in a condition which, in Purchaser’s sole reasonable discretion, may not reasonably be anticipated to be economically operated for the purposes and in the manner in which the Real Property was operated prior to such taking. If Purchaser exercises its option to terminate its obligations to purchase the Property pursuant to this Section 8.2, the Deposit shall be promptly returned to Purchaser and the parties hereto shall be released from all further obligations hereunder with respect to the Property, except those which expressly survive a termination of this Agreement. If Purchaser does not so elect to terminate its obligations to purchase the Property, then the Closing shall take place as provided herein, and Seller shall assign to Purchaser at the Closing all of Seller’s interest in any condemnation award or payments in lieu of condemnation which may be payable to Seller on account of any such condemnation or threat thereof and, at Closing, Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds or payments in lieu of condemnation received by Seller between the Effective Date and Closing less (i) any amounts reasonably expended by Seller or Manager in collecting such sums, (ii) any amounts reasonably used by Seller or Manager to repair the Property as a result of such condemnation, and (iii) any amounts which are reasonably allocated to lost earnings or other damages or losses (other than unrepaired property damages) reasonably allocated or attributed to the period of time prior to Closing. If, prior to the Closing, there shall occur a taking by condemnation of any part of or rights appurtenant to the Property that does not materially interfere with the operation or use of the Hotel which constitutes a part of the Property, Purchaser shall not have the right to terminate its obligations to purchase the Property under this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Seller shall assign to Purchaser at the Closing all of Seller’s interest in any condemnation award or payments in lieu of condemnation which may be payable to Seller on account of any such condemnation or threat thereof and, at Closing, Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds or payments in lieu of condemnation received by Seller between the Effective Date and Closing less (i) any amounts reasonably expended by Seller or Manager in collecting such sums, (ii) any amounts reasonably used by Seller or Manager to repair the Property as a result of such condemnation, and (iii) any amounts which are reasonably allocated to lost earnings or other damages or losses (other than unrepaired property damages) reasonably allocated or attributed to the period of time prior to Closing. Provided Purchaser has not exercised its right to terminate this Agreement pursuant to this Section 8.2, Seller shall notify Purchaser in advance regarding any proceeding or negotiation with respect to the condemnation and Purchaser shall have a reasonable right, at its own cost and expense, to appear and participate in any such proceeding or negotiation. For purposes of Sections 8.1 and 8.2 of this Agreement, estimates of costs and time required for restoration or repair shall be made by an architect or engineer, as appropriate, designated by Seller and reasonably acceptable to Purchaser.
8.3.Broker. The parties acknowledge that Broker has been the procuring cause of this Agreement. It shall be the obligation of Seller to pay Broker its commission, when, as and if, and only if, the transaction contemplated hereby actually closes, in accordance with a separate agreement between the Broker and Seller. There is no other real estate broker involved in this transaction. Purchaser warrants and represents to Seller that Purchaser has not dealt with any other real estate broker in connection with this transaction, nor has Purchaser been introduced to the Property or to Seller by any other real estate broker, and Purchaser shall indemnify Seller and hold Seller harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any other person, firm or corporation to a real estate brokerage commission or a finder’s fee as a result of having dealt with Purchaser, or as a result of having introduced Purchaser to Seller or to the Property. In like manner, Seller warrants and represents to Purchaser that Seller has not dealt with any other real estate broker in connection with this transaction, nor has Seller been introduced to Purchaser by any other real estate broker, and Seller shall indemnify Purchaser and save and hold Purchaser harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any person, firm or corporation to a real estate brokerage commission or a finder’s fee as a result of having dealt with Seller in connection with this transaction. The provisions of this Section 8.3 shall survive the Closing and any termination of this Agreement.
8.4.Bulk Sale. Seller and Purchaser acknowledge that they do not intend to comply with and have agreed to waive the provisions of any statutory bulk sale or similar requirements applicable to the transaction to be effected by this Agreement.
8.5.Confidentiality. Except as hereinafter provided, Purchaser and Seller and their Affiliates shall keep the terms, conditions and provisions of this Agreement and all documents or information disclosed to or made available to or discovered by each party in connection with this Agreement (including, without limitation, information in the Data Site) confidential and such information shall be used solely for the purpose of evaluating or effecting the transactions contemplated by this Agreement, and neither Purchaser nor Seller shall make any public announcements hereof unless and until the Closing occurs unless the other first reasonably approves of same in writing, nor shall either disclose unless and until the Closing occurs the terms, conditions and provisions of this Agreement or such other documents or information, except to persons who, in the reasonable business judgment of Seller or Purchaser, as applicable, “need to know” for the purpose of evaluating or effecting the transactions contemplated by this Agreement, and who are instructed to keep such information confidential, such as their respective officers, directors, employees, attorneys, accountants, engineers, surveyors, consultants, financiers, partners, investors, potential lessees and bankers and such other third parties whose assistance is required in connection with the consummation of this transaction (collectively, “Representatives”); provided, however, that information or documents shall not be subject to the provisions of this Section 8.5 if, not otherwise in violation of this Section 8.5, such information or documents, (i) were or become(s) generally available to the public, or (ii) were or become(s) available to Purchaser or its Affiliates on a non-confidential basis from a source other than Seller or its Affiliates or Manager. Upon full execution of this Agreement and if the Closing occurs, the parties may either make a joint press release, or each party may make an individual press release. Notwithstanding the foregoing, it is acknowledged that Seller is, or is an Affiliate of, a REIT, and the REIT has and will seek to sell shares to the general public; consequently, Seller shall have the absolute and unbridled right to disclose any information regarding the Transaction required by law or as determined to be necessary or appropriate by Seller or Seller’s attorneys to satisfy disclosure and reporting obligations of Seller or its Affiliates. Notwithstanding the foregoing, on or at any time following the expiration of the Study Period, Seller may make a press release or file with the United States Securities Exchange Commission information regarding the Transaction. Seller and Purchaser and their Representatives are cautioned that United States securities laws restrict the purchase and sale of securities by anyone who possesses non-public information about the issue of such securities. Accordingly, neither Purchaser nor any of its Affiliates nor its Representatives may buy or sell any of the securities of the Seller or any of its Affiliates so long as any of them is in possession of any material non-public information about the Seller or any of its Affiliates, including information contained in or derived from confidential information. The terms of this Section 8.5 shall supersede any prior confidentiality agreements executed by Seller, Purchaser, or any of their respective Affiliates, parents, or subsidiaries, to the extent such confidentiality agreements relate or refer, directly or indirectly, to the transactions contemplated by this Agreement. The provisions of this Section 8.5 relating to press releases shall survive the Closing and all the provisions of this Section 8.5 shall survive a termination of this Agreement for a period of one (1) year after such termination; provided, however, that any liabilities or obligations of either

Seller, Purchaser or any of their respective Affiliates, parents, or subsidiaries that may have accrued or arisen under any confidentiality agreements prior to the Effective Date shall survive such confidentiality agreements being superseded hereby.
If either Seller or Purchaser or any of their Affiliates or any of their Representatives is required by any subpoena, interrogatories, request for production, or other legal process or by any Applicable Laws, or if it is determined to be necessary or appropriate by Seller or Seller’s attorneys to satisfy disclosure and reporting obligations of Seller or its Affiliates, to disclose any confidential information, Seller or Purchaser, as applicable, will give the other party prompt written notice of the requirement and will cooperate with the other party so that the other party, at its expense, may seek an appropriate protective order. In the absence of a protective order, the party required to disclose, including any Representatives, may disclose only such confidential information as may be necessary to avoid any penalty, sanction, or other material adverse consequence, and the party required to disclose will use reasonable efforts to secure confidential treatment of any confidential information so disclosed.
Seller and Purchaser stipulate that the breach of the provisions of this Section 8.5 by the other party or its respective Affiliates or Representatives may cause irreparable harm to the non-breaching party for which damages may not constitute an adequate remedy. Accordingly, the parties agree that any attempted, threatened, or actual breach of the provisions of this Section 8.5 by one party or its Affiliates or Representatives may be enjoined by an appropriate court order or judgment. The parties waive any requirement for the posting of a bond or other security as a condition to such court order or judgment. Injunctive relief will not be the sole remedy of the non-breaching party for a breach of the provisions of this Section 8.5, and all legal and equitable remedies will continue to be available to the non-breaching party. If the non-breaching party is the prevailing party in any litigation relating to the breach of the provisions of this Section 8.5 by the other party or its Affiliates or Representatives, the non-breaching party will be entitled to recover (in addition to any damages or other relief granted) its reasonable legal fees and other expenses in connection with such litigation.
Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, any and all obligations of confidentiality contained herein and therein (the “Confidentiality Obligations”), as they relate to the transactions and events contemplated by this Agreement (collectively, the “Transaction”), shall not apply to the “structure or tax aspects” (as that phrase is used in Section 1.6011-4T(b)(3) or any successor provision of the Treasury Regulations (the “Confidentiality Regulation”) promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended) of the Transaction; provided, however, that the Confidentiality Obligations nevertheless shall apply at a given time to any and all items of information not required to be freely disclosable at such time in order for the Transaction not to be treated as “offered under conditions of confidentiality” within the meaning of the Confidentiality Regulation.
8.6.Liquor Licenses. Purchaser shall have the sole responsibility (at Purchaser’s sole cost and expense) for obtaining the transfer of all alcoholic beverage licenses or the issuance of new alcoholic beverage licenses and permits, (the “Liquor Licenses”), issued by the State of Florida’s Division of Alcoholic Beverages & Tobacco (“DABT”). Purchaser, at its cost and expense, shall submit all necessary applications and other materials to the appropriate

Governmental Authority and take such other actions to effect the transfer of the Liquor Licenses or issuance of new alcoholic beverage licenses and permits as of the Closing. Seller shall cooperate in all reasonable respects in connection with the Liquor Licenses (which shall include, without limitation, timely supplying information in Operating Lessee’s possession that is reasonably requested by Purchaser and executing documents, in each such instance as may be required to consummate any such transfer). Seller makes no representations or warranties as to whether Purchaser will qualify with DABT for the transfer of the Liquor Licenses or the issuance of new liquor licenses. It is the intent of the parties that all such transfers or issuances of new Liquor Licenses be effective as of Closing. The transfer by Operating Lessee of any Liquor Licenses shall be free and clear of all obligations, liens, mortgages and encumbrances of any nature or kind, in accordance with applicable law; provided that such transfer and cooperation of Operating Lessee (i) shall not create any potential liability for Seller and (ii) shall be at no cost or expense to Seller. Purchaser agrees to pay all fees, charges, and related costs in connection with the transfer of the Liquor Licenses and for the issuance of the Temporary Liquor Licenses (defined below). Purchaser shall complete, execute, and file with the DABT all necessary applications (a) for transfer of the Liquor Licenses to Purchaser or its designee, and (b) obtain, no later than the Closing Date, temporary liquor licenses in the name of Purchaser or its designee (the “Temporary Liquor Licenses”). Upon request, Seller will furnish to Purchaser a Department of Revenue Clearance (Section 13 of DBPR ABT-6002 form), fully executed by an individual on file with DABT authorized to execute on behalf of Operating Lessee, for each of the Liquor Licenses, for Purchaser or Purchaser’s designee to obtain DOR’s completion of the Sales Tax portion of Section 5 of the ABT-6002 transfer form for each Liquor License. Should DOR refuse to complete the Sales Tax portion of Section 5 of the ABT-6002 transfer form for the Liquor Licenses due to any outstanding taxes or assessments, or delinquent returns related to Seller’s tax accounts with DOR associated with the operation of the Property, and not due to any reasons associated with Purchaser, Seller shall obtain and provide to Purchaser a Certificate of Compliance from the DOR issued under Subsection 213.758(4)(a)1.a. of the Florida Statutes for Seller’s tax accounts with DOR associated with the operation of the Property, no later than three (3) business days prior to Closing, evidencing the necessary clearance for Purchaser or Purchaser’s designee to obtain DOR’s completion of the Sales Tax portion of Section 5 of the ABT-6002 transfer form for the Liquor Licenses. Upon request,, Seller shall deliver to Purchaser, an Affidavit of Transferor (Section 10 of DBPR ABT-6002 form), fully executed by an individual on file with the DABT authorized to execute on behalf of Operating Lessee, for each Liquor License. Notwithstanding anything to the contrary, the issuance of new liquor licenses, the issuance of Temporary Liquor Licenses, or the transfer of the existing Liquor Licenses to Purchaser shall not be a condition to Closing. If upon Closing Purchaser has not obtained the Temporary Liquor Licenses, despite commercially reasonable good faith efforts by Purchaser, then, subject to Applicable Laws, Seller shall (not to include by Seller the expenditure of any money or guaranty of any obligation) cause the holder of the existing liquor license (the “Existing Permittee”) to enter into an interim liquor agreement (an “Interim Liquor Agreement”) or any other such license agreements, management agreements and/or other interim agreements, with Purchaser or Purchaser’s designee as may be reasonably necessary for the continuation of the sale and consumption of alcoholic beverages at the Hotel after the Closing and before such time as Purchaser obtains the Temporary Liquor License; provided, however, that (i) Purchaser shall indemnify, defend and hold Seller and Existing Permittee harmless from any liability, damages, costs, expenses or claims encountered in connection with such operations during said period of time, and Purchaser shall procure and pay for dram shop liability insurance (in amounts and with deductibles as previously maintained by Seller) naming Purchaser and Seller and Existing Permittee as insureds thereunder, and (ii) the obligation of Seller to cooperate and keep open the liquor facilities of the Hotel shall terminate one hundred eighty (180) days after the Closing Date, or earlier, if Purchaser obtains the Temporary Liquor License at an earlier date. At such time after Closing as the Temporary Liquor License is obtained, Existing Permittee or Seller, as applicable, will convey, at no additional costs, all alcoholic beverages to Purchaser by a conveyance document in form reasonably acceptable to Seller and Purchaser and in accordance with the requirements of the Applicable Laws. Seller and Purchaser shall use good faith efforts to agree on the form of the Interim Liquor Agreement at least ten (10) days prior to Closing. This Section 8.6 shall survive the Closing.
Article IX.
DEFAULT; TERMINATION RIGHTS
9.1.Default by Seller/Failure of Conditions Precedent. If (i) any condition set forth herein for the benefit of Purchaser cannot or will not be satisfied prior to Closing (unless the failure to satisfy such condition is caused by the default of Purchaser or its Affiliates under this Agreement, or is otherwise within the reasonable control of Purchaser or its Affiliates), or (ii) Seller breaches any of its covenants, representations, and/or warranties set forth in this Agreement, and, if curable, if Seller fails to cure any such matter or satisfy such condition within ten (10) calendar days after written notice thereof from Purchaser (or such other time period as may be explicitly provided for herein), (which ten (10) calendar day or other such time periods shall, if necessary, automatically extend the Closing Date to the expiration date of such ten (10) calendar day or other such time period), or upon the occurrence of any other event that would entitle Purchaser to terminate this Agreement and its obligations hereunder, unless otherwise provided for in this Agreement, Purchaser, as its sole and exclusive remedy shall elect either (a) to terminate this Agreement, in which event (i) the Deposit shall be promptly returned to Purchaser and Purchaser shall retain its right to enforce the indemnities and other provisions of this Agreement which expressly survive a termination of this Agreement, provided that, if such termination is due to Seller defaulting in any material respect (after notice and expiration of cure periods provided above) under any of Seller’s obligations in this Agreement, Purchaser shall be entitled to reimbursement by Seller of the actual third party out-of-pocket costs and expenses incurred by Purchaser in connection with entering into this Agreement, inspecting the Property and preparing for Closing, including, without limitation, Purchaser’s reasonable attorney fees incurred in connection therewith, such reimbursement not to exceed One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) in the aggregate, or if such default is in Seller’s obligation to execute and deliver the documents required of Seller pursuant to Section 7.2 of this Agreement, such that Closing does not occur, such reimbursement (without duplication) shall not exceed Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00) in the aggregate (the “Reimbursement Cap”), and (ii) all other rights and obligations of Seller and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately; or (b) to waive such matter or condition and proceed to Closing with no reduction in the Purchase Price. Notwithstanding the preceding sentence, if, at the Closing, Seller fails to comply in any material respect with any of its obligations contained in Section 7.2 or 7.4 (the “Closing Obligations”), and if all conditions precedent to Seller’s obligations hereunder have been waived or satisfied, Purchaser shall have, in addition to Purchaser’s remedies contained in the preceding sentence, the option to waive all other actions, rights, or claims for damages for the failure to perform such Closing Obligations (other than costs and expenses incurred in enforcing this Agreement and its right to enforce the indemnities and other provisions of this Agreement which expressly survive a termination of this Agreement or Closing), and to bring an equitable action to enforce the Closing Obligations; provided, (i) Purchaser shall provide written notice of Purchaser’s intention to enforce the Closing Obligations by specific performance and Seller shall not have cured performance of the Closing Obligations within ten (10) calendar days following delivery of such notice, and (ii) Purchaser’s suit for specific performance shall be filed against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before ninety (90) days following the Closing Date, failing which, Purchaser shall be barred from enforcing this Agreement by specific performance and shall be deemed to have elected to terminate this Agreement as provided herein; provided, further, that in the event specific performance is not available to Purchaser because Seller has sold, transferred, or otherwise conveyed all or any portion of the Property to a third party in violation of this Agreement, then, in addition to any other remedies available to Purchaser hereunder (including Purchaser's right to the return of the Deposit and reimbursement of its out-of-pocket costs and expenses as provided above but not subject to the Reimbursement Cap), Purchaser shall be entitled to recover from Seller, as damages, an amount equal to fifty percent (50%) of the excess, if any, of (a) the total consideration received by Seller (or any Affiliate of Seller) in connection with such third-party sale, transfer, or conveyance, over (b) the Purchase Price (as the same may have been adjusted in accordance with this Agreement) (such excess, the “Transfer Premium”). For the avoidance of doubt, the Transfer Premium shall be in addition to, and not in lieu of, any other damages to which Purchaser may be entitled under this Section 9.1, and the limitation on consequential, punitive, exemplary, and speculative damages set forth in Section 9.4 hereof shall not apply to Purchaser's recovery of the Transfer Premium. Seller shall provide Purchaser with reasonable documentation of the consideration received in connection with any such third-party sale within five (5) business days following Purchaser's written request therefor. The provisions of this Section 9.1 shall survive the termination of this Agreement.
9.2.Default by Purchaser/Failure of Conditions Precedent. If any condition set forth herein for the benefit of Seller (other than a default by Purchaser) cannot or will not be satisfied prior to Closing, and if Purchaser fails to satisfy that condition within ten (10) business days after notice thereof from Seller, unless otherwise provided for in this Agreement, Seller, as its sole and exclusive remedy, shall elect either (a) to terminate this Agreement in which event the Deposit shall be promptly returned to Purchaser and the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement, or (b) to waive its right to terminate, and instead, to proceed to Closing. If Purchaser defaults in performing any of its obligations under this Agreement, and Purchaser fails to cure any such default within the earlier of (i) the Closing, or (ii) ten (10) business days after notice thereof from Seller, then Seller’s sole remedy for such default shall be to terminate this Agreement and receive the Deposit and to retain its right to enforce the indemnities and other provisions of this Agreement which expressly survive a termination of this Agreement; provided, however, that Purchaser shall not be entitled to any notice and right to cure in the event it wrongfully fails to proceed to Closing as required by this Agreement. The provisions of this Section 9.2 shall survive the termination of this Agreement.
9.3.Costs and Attorneys’ Fees. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, then the prevailing party in such litigation shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys’ fees at trial and all appellate levels. The provisions of this Section 9.3 shall survive the Closing or any termination of this Agreement.
9.4.Limitation of Liability. The liability of each party hereto resulting from the breach or default by such party shall be limited to direct actual damages incurred by the injured party and each party hereto hereby waives its rights to recover from the other party consequential, punitive, exemplary, and speculative damages. The provisions of this Section 9.4 shall survive the termination of this Agreement. The provisions of this Section 9.4 shall not limit or affect the rights of Seller to receive the Deposit as liquidated damages as and when provided in this Agreement.
9.5.Indemnification of Purchaser. From and after Closing, Seller shall indemnify, defend, and hold harmless Purchaser from and against any and all claims, demands, causes of action, liabilities, judgments, losses, damages, costs and expenses of any kind whatsoever (including, without limitation, reasonable attorneys’ fees) (collectively, “Claims”) arising out of, or in any way relating to the business or operation of the Property prior to Closing (but excluding liabilities related to the physical and/or environmental conditions of the Property and/or the compliance (or lack of compliance) of the Property with Applicable Laws, including any expired Authorizations), such obligations to survive Closing; provided, however, that this indemnity shall expressly exclude all liabilities for payment of obligations first arising or accruing prior to the Closing Date to the extent that Purchaser has assumed such obligations or receives a credit therefor pursuant to this Agreement. The provisions of this Section 9.5 shall survive the Closing.
9.6.Indemnification of Seller. From and after Closing, Purchaser shall indemnify, defend, and hold harmless Seller from and against any and all such Claims resulting from or arising out, or in any way relating to the business or operation of the Property from and after Closing, such obligations to survive Closing. The provisions of this Section 9.6 will survive the Closing Date.
Article X.
MISCELLANEOUS PROVISIONS
10.1.Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.
10.2.Assignments. Purchaser shall have the right to (i) assign all or a portion of its right, title and interest in this Agreement in whole or in part to one or more Affiliates or subsidiaries, and/or (ii) designate one or more Affiliates or subsidiaries as its nominee to receive title to any portion the Property; provided, however, that (a) such Person remains an Affiliate or subsidiary of Purchaser as of the Closing, (b) Purchaser shall not be released from any of its Liabilities under this Agreement by reason of such designation or assignment prior to the Closing, and (c) such designation or assignment shall not be effective until Purchaser has provided Seller with a fully executed copy of such designation or assignment and assumption instrument. Other than to an Affiliate of Purchaser, Purchaser may not assign its rights hereunder without the prior consent of Seller; however, any such assignment (including one to Purchaser’s Affiliate) shall not relieve Purchaser of its obligations under this Agreement. To be effective hereunder, any assignment by Purchaser hereunder, even one to an Affiliate of Purchaser, must be accompanied by a fully executed and effective assignment and assumption and/or designation agreement provided to Seller no later than ten (10) days prior to the Closing Date. Notwithstanding any assignment of this Agreement, Purchaser shall not be released from its obligations hereunder unless and until the Closing occurs, and the assignment and assumption agreement in connection therewith shall include a statement that all representations and warranties of Purchaser in Article IV of this Agreement are true of such assignee taking assignment of this Agreement as of the date of such assignment and will be true as of the Closing in all material respects.
10.3.Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their permitted respective successors and assigns.
10.4.Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.
10.5.Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the state in which the

Property is located without regard to its principles of conflicts of law. This paragraph shall survive the closing or consummation of the conveyance contemplated by this Agreement, and any termination of this Agreement.
10.6.Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement. Telecopied signatures (including signatures delivered by DocuSign, AdobeSign, or other electronic methods of transmission) shall have the same valid and binding effect as original signatures.
10.7.Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
10.8.Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees of attorneys, engineers and accountants.
10.9.Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered (i) by hand, (ii) transmitted by email transmission, (iii) sent prepaid for next-day delivery by Federal Express (or a comparable overnight delivery service) or (iv) sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid may be given by the party required to give such notice, etc., or its attorney, and shall be deemed given or made (as the case may be) when actually delivered to or refused by the intended recipient.
If to Seller:        Ashford Pier House LP
14185 Dallas Parkway, Suite 1200
Dallas, Texas 75254
Attn: Christopher Peckham
Email: cpeckham@ashfordinc.com

and:            Jackson Walker LLP
2323 Ross Avenue, Suite 600
Dallas, Texas 75201
Attn: Cynthia B. Nelson
Email: cbnelson@jw.com

If to Purchaser:    c/o Sixth Street Partners, LLC
888 7th Avenue
New York, New York 10106
Attn: Aman Gupta
Email: amangupta@sixthstreet.com

and:                c/o Sixth Street Partners, LLC
2100 McKinney Avenue, Suite 1500
Dallas, TX 75201
Attn: Joshua Peck and Sixth Street Legal
Email: jpeck@sixthstreet.com and sixthstreetlegal@sixthstreet.com

and:            c/o Riller Capital, LLC
621 San Juan Avenue, Suite A
Venice, California 90291
Attn: Akshay Goyal
Email: akshay.goyal@rillercapital.com

With a copy to:    Latham & Watkins LLP
330 N. Wabash Avenue, 28th Floor
Chicago, Illinois 60601
Attn: Gary E. Axelrod
Email: gary.axelrod@lw.com

If to Escrow Agent:    Kensington Vanguard National Title
5949 Sherry Lane, Suite 111
Dallas, Texas 75225
Attn:  Trey Lentz
Email: TLentz@kvnational.com

or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Escrow Agent in a manner described in this Section.

10.10.Escrow Agent. Escrow Agent referred to in the definition thereof contained in Section 1.1 hereof has agreed to act as such for the convenience of the parties without fee or other charges for such services as Escrow Agent. Escrow Agent shall not be liable: (a) to any of the parties for any act or omission to act except for its own willful misconduct; (b) for any legal effect, insufficiency, or undesirability of any instrument deposited with or delivered by Escrow Agent or exchanged by the parties hereunder, whether or not Escrow Agent prepared such instrument; (c) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution; (d) for the expiration of any time limit or other consequence of delay, unless a properly executed written instruction, accepted by Escrow Agent, has instructed Escrow Agent to comply with said time limit; (e) for the default, error, action or omission of either party to the escrow. Escrow Agent, in its capacity as escrow agent, shall be entitled to rely on any document or paper received by it, believed by such Escrow Agent, in good faith, to be bona fide and genuine. In the event of any dispute as to the disposition of the Deposit or any other monies held in escrow, or of any documents held in escrow, Escrow Agent may continue to hold the Deposit pursuant to the terms hereof, or if Escrow Agent so elects, interplead the matter at the joint and several cost of Purchaser and Seller by filing an interpleader action in a court of general jurisdiction in the county or circuit where the Real Property is located (to the jurisdiction of which both parties do hereby consent), and pay into the registry of the court the Deposit, or deposit any such documents with respect to which there is a dispute in the Registry of such court, whereupon such Escrow Agent shall be relieved and released from any further liability as Escrow Agent hereunder. Escrow Agent shall not be liable for Escrow Agent’s compliance with any legal process, subpoena, writ, order, judgment and decree of any court, whether issued with or without jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed. Purchaser and Seller agree to jointly and severally indemnify, defend and hold harmless the Escrow Agent from and against any loss, cost, damage, expense and attorney’s fee in connection with or in any way arising out of the escrow arrangement, other than expenses resulting from the Escrow Agent’s own gross negligence or willful misconduct.
10.11.Incorporation by Reference. All of the exhibits and schedules attached hereto are by this reference incorporated herein and made a part hereof.
10.12.Survival. Except to the extent (i) that Seller gives Purchaser written notice prior to Closing of the untruth or inaccuracy of any representation or warranty contained herein, (ii) Purchaser otherwise obtains actual knowledge prior to Closing of the untruth or inaccuracy of any representation or warranty contained herein, or (iii) of a Non-Breach Inaccuracy, and Purchaser nevertheless elects to close this transaction, the representations and warranties made herein shall survive the Closing through but not beyond the Limitation Date (as hereinafter defined) after which such representations and warranties shall merge into the Closing Documents, provided that the aforesaid limitation shall not apply to the prosecution of any Claim made and action commenced in accordance with the other provisions of this Section 10.12 prior to the Limitation Date. Subject to the foregoing limitations, the representations, warranties, indemnities and agreements of Seller set forth in this Agreement and the Closing Documents shall survive until December 31, 2026 (the “Limitation Date”). Seller and Purchaser hereby agree that, notwithstanding any provision of this Agreement or any provision of law to the contrary, any action which may be brought for the untruth or inaccuracy of any representation or warranty by Seller in this Agreement or in any of the Closing Documents (other than the Deed) shall be forever barred unless, (a) no later than the Limitation Date, Purchaser delivers to Seller a written notice of the Claim setting forth the basis for such Claim, and (b) no later than one hundred twenty (120) days after the Limitation Date, files a complaint or petition against Seller alleging such Claim in an appropriate Federal district or state court and serves the same upon Seller, in which case the Limitation Date, as to such breach, shall be extended pending resolution of such complaint or petition. Notwithstanding anything to the contrary contained in this Agreement, any Claim for the untruth or inaccuracy of any representation or warranty that Purchaser may have at any time against Seller will not be valid or effective, and Seller shall have no liability with respect thereto, unless all valid Claims exceed Twenty-Five Thousand Dollars ($25,000) in the aggregate; provided, that once such Claims meet the foregoing threshold Purchaser shall be entitled to recover all such Claims from “dollar one.” Seller’s liability for damages resulting from valid Claims for the untruth or inaccuracy of any representation or warranty by Seller shall in no event exceed three percent (3%) of the Purchase Price in the aggregate.
10.13.Further Assurances. Seller and Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein provided that compliance with the provision of this Section 10.13 shall not increase the liability of the complying party.

10.14.No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and purchaser specifically established hereby.
10.15.Time of Essence. Time is of the essence with respect to every provision hereof.
10.16.Signatory Exculpation. The signatory(ies) for Purchaser and Seller is/are executing this Agreement in his/their capacity as representative of such party and not individually and, therefore, shall have no personal or individual liability of any kind in connection with this Agreement and the transactions contemplated by it.
10.17.Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement, unless otherwise indicated by the context:
(a)Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.
(b)All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.
(c)The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.
(d)Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.
(e)Except as expressly noted herein to the contrary, time periods herein referred to shall mean the time periods as in effect, from time to time in Key West, Florida.
10.18.No Recording. Neither this Agreement nor any memorandum hereof, or any other instrument intended to give notice hereof (or which actually gives notice hereof) shall be recorded. Notwithstanding the foregoing, if the same is permitted pursuant to Applicable Laws, Purchaser shall be entitled to record a notice of lis pendens if Purchaser is entitled to seek (and is actually seeking) specific performance of this Agreement by Seller in accordance with the terms of Section 9.1. This Section shall survive the Closing or the earlier termination of this Agreement.
10.19.Facsimile or Electronic Signatures. The execution of this Agreement and all notices given hereunder and all amendments hereto, may be effected by facsimile or electronic signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile or electronic signature may, by notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile or electronic signature.
10.20.Seller. The use of the term “Seller” hereunder shall apply to Operating Lessee and Fee Owner as applicable and appropriate.
10.21.Survival. The provisions of this Article X shall survive Closing. Except for provisions of this Agreement that expressly survive the Closing, and except as expressly provided in Section 10.12 hereof, all of the representations and warranties and covenants of the parties contained in this Agreement shall not survive the Closing and shall merge into the Closing Documents. Upon Closing, any breach or default of any such representations or warranties or covenants that do not expressly survive the Closing, whether known or unknown, shall be deemed waived by the Closing.
10.22.Energy-Efficiency. The prospective buyer of real property with a building for occupancy located thereon is notified that the buyer may have the building’s energy efficiency rating determined. Purchaser hereby acknowledges that Seller has, simultaneously with the execution hereof, delivered to Purchaser a copy of the Florida Building Energy Efficiency Rating System pamphlet prepared by the State of Florida Department of Community Affairs.
10.23.Radon. Seller and Purchaser hereby acknowledge that the following serves as notification required by Section 404.056(5), Florida Statutes: “RADON GAS: Radon is a naturally occurring radioactive gas that when it has been accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health unit.”

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives as of the Effective Date.
SELLER:

ASHFORD PIER HOUSE LP,
a Delaware limited partnership

By:    Ashford Pier House GP LLC,
a Delaware limited liability company,
its general partner

By: /s/ Richard Stockton
Name: Richard Stockton
Title: President

ASHFORD TRS PIER HOUSE LLC,
a Delaware limited liability company

By: /s/ Jim Phlog
Name: Jim Phlog
Title: President

PURCHASER:

LAST MANGO OWNER, LLC,
a Delaware limited liability company

By:    Last Mango REIT, LLC,
a Delaware limited liability company
Its:    Sole Member

By:    Last Mango JV, LLC,
a Delaware limited liability company
Its:    Sole Member

By: Last Mango Evergreen Holdings, LLC,
a Delaware limited liability company
Its: Sole Member
By: /s/ Joshua Peck
Name: Joshua Peck
Title: Vice President
Signature Page

Joinder by Braemar Hospitality Limited Partnership
Braemar Hospitality Limited Partnership, a Delaware limited partnership (“Joinder Party”) hereby irrevocably and unconditionally guarantees, as primary obligor and not as surety, to Purchaser, the full and prompt payment and performance of Seller’s obligations set forth in this Agreement, subject to the terms and conditions of this Agreement (including the limitations on the duration of, the amount of any claims, and the procedures on certain obligations as provided in Section 10.12 of this Agreement). Joinder Party agrees that Purchaser shall not be first required to enforce against Seller or any other Person any liability, obligation and/or duty guaranteed hereby before seeking enforcement thereof against Joinder Party. Suit may be brought and maintained against Joinder Party by Purchaser to enforce any liability, obligation and/or duty guaranteed hereby without joinder of any other Person. To the fullest extent permitted by Applicable Laws, Joinder Party unconditionally waives any guarantor or suretyship defenses that might otherwise be available to Joinder Party. Joinder Party hereby covenants and agrees that, from the Closing Date until the Limitation Date, Joinder Party shall maintain a net worth (determined in accordance with generally accepted accounting principles, consistently applied) of not less than Ten Million Dollars ($10,000,000). The obligations of Joinder Party in this Joinder and pursuant to this Agreement shall be binding upon the successors and assigns of Joinder Party.
DATED this ___ day of ___________, 2026
BRAEMAR HOSPITALITY LIMITED PARTNERSHIP,
a Delaware limited partnership

By: Braemar OP General Partner LLC

By:________________________________
Name: Richard Stockton
Title: President

Signature Page

RECEIPT OF ESCROW AGENT
Kensington Vanguard National Title, as Escrow Agent, acknowledges receipt of the sum of Six Million and No/100 Dollars $6,000,000.00 by wire transfer from Purchaser as described in Section 2.3 of the Agreement, said wire transfer to be held pursuant to the terms and provisions of the Agreement.
DATED this ___ day of ________________, 2026.

KENSINGTON VANGUARD NATIONAL TITLE

By:
Name:
Title:
Date:

Receipt of Escrow Agent